Filed pursuant to Rule 424(b)(2)

SEC File No. 333-130569

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Debt Securities	$350,000,000	$37,450

(1) Includes (i) debt securities offered and sold in the United States by Wal-Mart Stores, Inc. (the “Company”) and (ii) debt securities offered and sold outside the United States but which may be resold in the United States in transactions requiring registration under the Securities Act of 1933. Offers and sales of debt securities outside the United States are being made by the Company pursuant to Regulation S under the Securities Act of 1933 and are not covered by the Company’s Registration Statement on Form S-3 (File No. 333-130569).

(2) The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of U.S.$1.9552 = £1.00 as of December 11, 2006.

(3) Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(4) This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-130569) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 21, 2005)

£1,000,000,000

Wal-Mart Stores, Inc.

4.875% Notes Due 2039

We are offering £1,000,000,000 of our 4.875% notes due 2039.

We will pay interest on the notes on January 19 and July 19 of each year, beginning on July 19, 2007. Interest will accrue from December 19, 2006. The notes will mature on January 19, 2039.

The notes will be our senior unsecured debt obligations, will rank equally with our other senior unsecured indebtedness and will not be convertible or exchangeable.

We may, at our option, redeem the notes at any time at the price specified under “Description of the Notes—Optional Redemption.” In addition, we may, at our option, redeem the notes upon the occurrence of certain events relating to U.S. taxation as described under “Description of the Notes—Redemption upon Tax Event” in this prospectus supplement.

	Per Note	Total

Public offering price	98.038%	£980,380,000

Underwriting discount	0.625%	£ 6,250,000

Proceeds, before expenses, to Wal-Mart Stores, Inc.	97.413%	£974,130,000

Application will be made to the Irish Financial Services Regulatory Authority, as competent authority under Directive 2003/71/EC (the “Irish Financial Regulator”), for a document substantially identical to this prospectus to be approved. Application will be made to the Irish Stock Exchange Limited (the “Irish Stock Exchange”) for the notes to be admitted to the Official List of the Irish Stock Exchange and trading on its regulated market.

Neither the U.S. Securities and Exchange Commission nor any state securities commission in the United States has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

An investment in the notes is subject to certain risks. See “ Risk Factors” on page S-8 of this prospectus supplement.

The underwriters expect to deliver the notes in book-entry form through the facilities of Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. on or about December 19, 2006.

Joint Book-Running Lead Managers

Goldman Sachs International

Citigroup

Morgan Stanley

Co-Managers

Barclays Capital                  Deutsche Bank                  The Royal Bank of Scotland

December 12, 2006

Prospectus Supplement
Page
Basis of Preparation of Financial Information	S-4
Available Information	S-4
Stabilization	S-5
Summary	S-6
Risk Factors	S-8
Wal-Mart Stores, Inc.	S-10
Use of Proceeds	S-11
Capitalization	S-11
Selected Financial Data	S-12
Ratio of Earnings to Fixed Charges	S-13
Ratings	S-14
Exchange Rates	S-14
Board of Directors and Executive Officers of Wal-Mart	S-15
Description of the Notes	S-17
Book-Entry Issuance	S-20
Tax Consequences to Holders	S-23
Underwriting	S-25
Validity of the Notes	S-29
Listing and General Information	S-29
Annex A—“Summary of Certain Differences Between United States Generally Accepted Accounting Principles and International Financial Reporting Standards”	A-1

You should rely on the information contained in this prospectus supplement and contained or incorporated by reference into the accompanying prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting” in this prospectus supplement.

We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of our knowledge and belief, the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of that information. This prospectus supplement and the accompanying prospectus may only be used in connection with the offering of the notes.

Notes being offered and sold outside the United States are being offered and sold in reliance upon Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Notes being offered and sold in the United States (including any notes which are initially offered and sold outside the United States in reliance upon Regulation S, but which may be resold in the United States from time to time in the United States in transactions requiring registration under the Securities Act) are being offered and sold pursuant to the shelf registration statement under the Securities Act on file with the U.S. Securities and Exchange

Commission (the “SEC”) of which this prospectus supplement and the accompanying prospectus are a part. See “Capitalization” and “Underwriting” in this prospectus supplement. The notes being sold in reliance on Regulation S may not be offered and sold in the United States or to U.S. persons except pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus are a part or pursuant to an available exemption from the registration requirements of the Securities Act. This prospectus supplement and the accompanying prospectus relate to both notes being offered and sold in reliance upon Regulation S and notes being offered and sold pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

In this prospectus supplement, the terms “Wal-Mart,” the “Company,” “we,” “our” and “us” refer to Wal-Mart Stores, Inc. unless otherwise stated or unless the context otherwise requires. References herein to “$” and “dollars” are to the currency of the United States of America. References herein to “£,” “pounds” and “pounds sterling” are to the currency of the United Kingdom.

BASIS OF PREPARATION OF FINANCIAL INFORMATION

Our financial statements and the notes thereto and our other financial information included in this prospectus supplement or the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus as described below under “Available Information” and under “Where You Can Find More Information” in the accompanying prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). A summary of certain differences between U.S. GAAP and International Financial Reporting Standards relevant to Wal-Mart is included in this prospectus supplement as Annex A.

AVAILABLE INFORMATION

In accordance with the rules of the SEC, we have incorporated by reference into the accompanying prospectus our reports listed in the accompanying prospectus under “Where You Can Find More Information” and certain other reports and documents that we have filed with the SEC after December 21, 2005. These reports include, among others, our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, including specified information contained in our annual report to our shareholders for our fiscal year ended on January 31, 2006 that is incorporated by reference therein, a copy of which information is included in the exhibits to such Annual Report on Form 10-K. Our proxy statement relating to the annual meeting of our shareholders held on June 2, 2006, our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2006, July 31, 2006 and October 31, 2006 and our Current Reports on Form 8-K filed on April 14, 2006, May 25, 2006, June 7, 2006, August 1, 2006, September 25, 2006 and November 20, 2006 are also incorporated by reference in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus for information about obtaining access to or copies of those filings from the SEC or on our corporate website. Physical copies of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, will be available free of charge at the office of AIB/BNY Fund Management Ireland Limited, Guild House, Guild Street, IFSC, Dublin 1, Ireland, our paying agent and transfer agent with respect to the notes in Ireland. In addition, certain of our debt securities are currently listed for trading on the Irish Stock Exchange, and, accordingly, you may obtain access to, or physical copies of, the reports and other information concerning us that we have filed with the Irish Stock Exchange at its facilities or at the offices of AIB/BNY Fund Management Ireland Limited. See “Listing and General Information” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

In accordance with the regulations of the Irish Financial Regulator, we have incorporated by reference into the accompanying prospectus our audited consolidated financial statements as of and for our fiscal years ended January 31, 2005 and 2006 and the accompanying notes thereto. Copies of those audited financial statements and the notes thereto and the reports of Ernst & Young LLP, an independent registered public accounting firm, as to their audit of those consolidated financial statements, as well as the documents incorporated by reference in the accompanying prospectus on or prior to the date of this prospectus supplement, have been provided to the Irish Stock Exchange.

No report, proxy statement or other filing of the Company that the Company files with the SEC after the date of this prospectus supplement shall be deemed incorporated by reference in this prospectus solely for purposes of the Prospectus Directive and the Irish Prospectus Regulations.

None of the information contained on our corporate website at www.walmartstores.com, our website at www.walmartfacts.com or any other website sponsored by us is a part of this prospectus supplement or the accompanying prospectus.

STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE NOTES, GOLDMAN SACHS INTERNATIONAL (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING FOR IT) MAY OVER-ALLOT NOTES (PROVIDED THAT THE AGGREGATE PRINCIPAL AMOUNT OF THE NOTES ALLOTTED DOES NOT EXCEED 105 PERCENT OF THE AGGREGATE PRINCIPAL AMOUNT OF ALL OF THE NOTES) OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

SUMMARY

This summary does not contain all of the information concerning the offering of the notes that is important to you. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus for more information concerning this offering, the notes and the Company.

Issuer	Wal-Mart Stores, Inc.

Notes Offered	£1,000,000,000 principal amount of 4.875% notes due 2039.

Issue Price	98.038% of the principal amount of the notes.

Maturity	We will repay the notes at 100% of their principal amount plus accrued interest on January 19, 2039.

Interest Rate	4.875% per annum.

Interest Payment Dates	January 19 and July 19, beginning on July 19, 2007.

Currency of Payment	All payments of interest and principal, including any payments made upon any redemption of the notes, will be made in pounds sterling.

Calculation of Interest	Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Ranking	The notes will be our senior unsecured debt obligations and will rank equally with our other senior unsecured indebtedness.

Form and Denomination

We will issue the notes in fully registered form in denominations of £50,000 and integral multiples of £1,000 in excess thereof. The notes will be represented by global notes. We will not issue certificated securities to you for the notes, except in the limited circumstances described under “Book-Entry Issuance—Definitive Debt Securities” in the accompanying prospectus. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). Settlement of the notes will occur in same day funds.

Additional Notes of this Series

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes that we are offering and otherwise similar in all respects to the notes offered hereby so that those additional notes will be consolidated and form a single series with the notes offered hereby. No additional notes may be issued if an event of default under the indenture under which the notes will be issued has occurred and is continuing.

Additional Amounts

We will pay to beneficial owners of notes who are non-U.S. persons additional amounts in the event of deduction or withholding of taxes, assessments or other governmental charges imposed by the United States or any taxing authority thereof or therein, subject to the terms and limitations set forth under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Redemption upon Tax Event

We may, at our option, redeem the notes upon the occurrence of certain events relating to U.S. taxation as described under “Description of the Debt Securities—Redemption upon Tax Event” in the accompanying prospectus and under “Description of the Notes—Redemption upon Tax Event” in this prospectus supplement.

Optional Redemption

We may, at our option, redeem the notes at any time at the price specified under “Description of the Notes—Optional Redemption” in this prospectus supplement and as discussed under “Description of the Debt Securities—Optional Redemption—Redemption at Our Option” in the accompanying prospectus.

Use of Proceeds	We will use the net proceeds from the sale of the notes for general corporate purposes.

Listing

We will apply to have the notes admitted to the Official List of the Irish Stock Exchange and to have the notes admitted to trading on the regulated market of the Irish Stock Exchange. We may terminate the admission of the notes to trading on the Irish Stock Exchange in certain circumstances described under “Risk Factors—Market Risks” in this prospectus supplement. References in this prospectus supplement to notes having been “listed” or being “listed” on the Irish Stock Exchange mean that such notes have been admitted to the Official List of the Irish Stock Exchange and to trading on the regulated market of the Irish Stock Exchange.

Trustee, Registrar, U.S. Paying Agent and U.S. Transfer Agent	The Bank of New York Trust Company, N.A.

London Paying Agent and Transfer Agent	The Bank of New York.

Irish Paying Agent and Transfer Agent	AIB/BNY Fund Management Ireland Limited.

Ratings

As of the date of this prospectus supplement, our senior unsecured long-term debt obligations were rated AA by Standard & Poor’s, Aa2 by Moody’s Investors Service, AA by Fitch Ratings and AA by Dominion Bond Rating Service. We have applied for specific ratings for the notes and expect that the ratings for the notes will be the same as the ratings listed above.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York, United States of America.

Date of Delivery of the Notes	We expect that delivery of the notes in book-entry form through the facilities of Clearstream and Euroclear will occur on or about December 19, 2006.

RISK FACTORS

An investment in the notes may involve risks. Prior to deciding to purchase any notes, prospective investors should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. We discuss certain other risk factors relating to our business under “Part I. Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2006 and under “Part II. Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2006, July 31, 2006 and October 31, 2006, each of which is incorporated by reference into the accompanying prospectus.

Market Risks

The notes constitute a new issue of securities for which no established trading market exists. An active secondary market in the notes may not develop, and little or no demand for the notes may exist in any secondary market that may develop. Consequently, investors may not be able to sell their notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Any illiquidity of the notes could have an adverse effect on the market value of the notes. It is not possible to predict with any certainty the price at which the notes will trade in any secondary market in the notes that may develop.

The underwriters have advised us that they or their respective affiliates may make a market in the notes, but they do not have any obligation to do so. Any underwriter or any affiliate of an underwriter conducting any market making activity in the notes may discontinue that activity at any time and without notice.

We will apply to have the notes admitted to the Official List of the Irish Stock Exchange and to have the notes admitted to trading on the regulated market of the Irish Stock Exchange. If the notes are admitted to the Official List of the Irish Stock Exchange and to trading on its regulated market, we may at any time terminate the admission of the notes to the Official List of the Irish Stock Exchange without the consent of the holders of the notes if (1) after exercising all reasonable efforts, we are unable to comply with the requirements for maintaining the admission of the notes to the Official List of the Irish Stock Exchange, (2) the maintenance of such admission of the notes is unduly burdensome or (3) we determine that the provisions of the European Union’s Directive 2004/109/EC would make the maintenance of such admission unduly burdensome. In such an event, we will promptly use reasonable efforts to list the notes for trading on another securities exchange unless we are unable to comply with the listing requirements of any other securities exchange with respect to a listing of the notes or such other listing would place similarly burdensome requirements on us. In any such event, the notes may not be listed on any securities exchange.

Currency Conversion/Payments on the Notes

The initial investors in the notes will be required to pay for the notes in pounds sterling. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining pounds sterling or in converting other currencies into pounds sterling to facilitate the payment of the purchase price for the notes.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in pounds sterling or, if the United Kingdom adopts the euro, in euro. We, the underwriters, the trustee and the paying agents with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal or any redemption price in pounds sterling made with respect to the notes into dollars or any other currency.

Foreign Exchange Risks

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between pounds sterling and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to pounds sterling or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. The exchange rates of an investor’s home currency for pounds sterling and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of pounds sterling against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of pounds sterling in relation to the investor’s home currency would have the opposite effect.

The British government may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of pounds sterling at the time of payment of principal of, interest on, or any redemption payment with respect to, the notes.

In no event will the notes be converted into notes denominated in dollars or, unless the United Kingdom adopts the euro, any other currency, nor will we be obligated to make any payment with respect to the notes in any currency other than pounds sterling unless the United Kingdom adopts the euro. If the United Kingdom adopts the euro, the notes will be converted into notes denominated in euro, and we will be obligated to make any payment of interest, principal or any redemption price with respect to the notes in euro. The exchange rate of the euro relative to other currencies and the exchange rate of the pound sterling relative to such other currencies are not linked. Historically, the exchange rates of the euro and of the pound sterling relative to any particular currency have not moved in parallel or otherwise closely tracked one another. As a result if the notes were to become payable in the euro, the amount into which the proceeds of any payment with respect to the notes could be converted could be less or more than the amount into which an equivalent payment in pounds sterling could have been converted.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

WAL-MART STORES, INC.

We are a global retailer, with total net sales exceeding $308.9 billion in fiscal 2006. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

•	Wal-Mart Stores, which include our supercenters, discount stores and Neighborhood Markets in the United States;

•	Sam’s Clubs, which include our warehouse membership Clubs in the United States; and

•	the International segment of our business.

We currently operate in all 50 states of the United States, as well as in Argentina, Brazil, Canada, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom, and in China under joint venture agreements. As of October 31, 2006, we operated in the United States:

•	2,176 supercenters;

•	1,100 discount stores;

•	110 Neighborhood Markets; and

•	574 Sam’s Clubs.

As of October 31, 2006, we operated 279 Canadian Wal-Mart stores and Sam’s Clubs, 13 units in Argentina, 299 units in Brazil, 135 units in Costa Rica, 59 units in El Salvador, 125 units in Guatemala, 38 units in Honduras, 391 units in Japan, 853 units in Mexico, 37 units in Nicaragua, 54 units in Puerto Rico, 330 units in the United Kingdom and, under joint venture agreements, 67 units in China. The units in these countries include various retail formats and, in Mexico, restaurants. Our operations in Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico and Nicaragua are conducted through majority-owned subsidiaries.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including Wal-Mart.com, Inc., ASDA Group Limited, The Seiyu, Ltd., Wal-Mart de Mexico, S.A. de C.V., Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust and Sam’s Real Estate Business Trust. The information presented above relates to our operations and our subsidiaries on a consolidated basis.

Wal-Mart Stores, Inc. was incorporated under the laws of the State of Delaware on October 31, 1969, with the registration number 0732109.

Our principal executive offices are located at 702 Southwest 8th Street, Bentonville, Arkansas 72716, United States of America. Our telephone number is 1-479-273-4000, and the address of our corporate website is www.walmartstores.com.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately £974,012,365 (approximately $1,904,388,976) after underwriting discounts and payment of transaction expenses, including the expenses of listing the notes on the Irish Stock Exchange. We have translated the pounds sterling amount in the preceding sentence to dollars using the noon buying rate for pounds sterling on December 11, 2006 as announced by the U.S. Federal Reserve Bank of New York, which exchange rate was £1.00 = $1.9552. See “Exchange Rates” in this prospectus supplement.

We will use the net proceeds from the sale of the notes for general corporate purposes.

CAPITALIZATION

The following table presents the consolidated capitalization of Wal-Mart Stores, Inc. and its subsidiaries at October 31, 2006 and as adjusted to give effect to the offering of the notes being offered hereby.

	October 31, 2006
	Actual	As Adjusted
	(in millions)
Short-term debt
Commercial paper	$7,968	$7,968
Long-term debt due within one year	5,490	5,490
Obligations under capital leases due within one year	300	300

Total short-term debt and capital lease obligations	13,758	13,758
Long-term debt
4.875% notes due 2039	—	1,955
Other long-term debt	24,154	24,154
Long-term obligations under capital leases	3,622	3,622

Total long-term debt and capital lease obligations	27,776	29,731
Shareholders’ equity
Common stock and capital in excess of par value	3,237	3,237
Retained earnings	53,738	53,738
Accumulated other comprehensive income	1,788	1,788

Total shareholders’ equity	58,763	58,763

Total debt and capital lease obligations and shareholders’ equity	$100,297	$102,252

We are offering a substantial portion of the notes outside the United States. We may offer and sell up to the equivalent of $350 million of the notes in the United States (including any notes that are initially offered and sold outside the United States in reliance upon Regulation S, but which may be resold in the United States in transactions requiring registration under the Securities Act) pursuant to the shelf registration statement that we have on file with the SEC (Registration No. 333-130569) of which this prospectus supplement and the accompanying prospectus are a part. See “Underwriting” in this prospectus supplement. No limit exists on the additional debt securities that we may offer and sell under that shelf registration statement in the future.

The amount of the notes set forth in the “As Adjusted” column of the above table reflects the issuance of the notes (before underwriting discounts and commissions and transaction expenses). The aggregate principal amount of the notes was translated from pounds sterling to dollars using the noon buying rate for pounds sterling on December 11, 2006, as announced by the U.S. Federal Reserve Bank of New York, which exchange rate was £1.00 = $1.9552. See “Exchange Rates” in this prospectus supplement.

SELECTED FINANCIAL DATA

The following table presents selected financial data of Wal-Mart and its subsidiaries for the periods specified.

	Fiscal Years Ended January 31,					Nine Months Ended October 31,
	2002	2003	2004	2005	2006	2005	2006
	(unaudited)
	(in millions)
Income Statement Data:
Net sales	$201,166	$226,479	$252,792	$281,488	$308,945	$220,527	$246,902
Cost of sales	156,807	175,769	195,922	216,832	237,649	169,267	188,587
Operating, selling, general and administrative expenses	34,275	39,178	43,885	50,178	55,742	40,762	46,920
Interest expense, net	1,183	930	833	980	1,167	855	1,184
Income from continuing operations	6,718	7,940	9,096	10,482	11,406	7,787	8,239
Net income	6,592	7,955	9,054	10,267	11,231	7,640	7,345

	As of January 31,					As of October 31,
	2002	2003	2004	2005	2006	2005	2006
	(unaudited)
	(in millions)
Balance Sheet Data:
Current assets of continuing operations	$25,915	$28,867	$33,548	$37,913	$43,145	$44,218	$49,623
Inventories	21,793	24,098	26,263	29,419	31,910	36,272	38,531
Property, equipment and capital lease assets, net	44,172	50,053	57,591	66,549	77,866	72,558	86,022
Total assets of continuing operations	79,301	90,229	102,455	117,139	135,624	129,206	151,119
Current liabilities of continuing operations	26,309	31,752	37,308	42,609	48,346	49,836	58,163
Long-term debt	15,632	16,545	17,088	20,087	26,429	23,249	24,154
Long-term obligations under capital leases	2,956	2,903	2,888	3,073	3,667	3,467	3,622
Shareholders’ equity	35,192	39,461	43,623	49,396	53,171	49,918	58,763

The above selected financial data as of and for the years ended January 31, 2002, 2003, 2004, 2005 and 2006 reflect a reclassification giving effect to the dispositions of our operations in South Korea and Germany, both of which were consummated in the quarter ended October 31, 2006. The reclassification makes the financial presentation for those periods and as of those dates consistent with the presentation of the selected financial data as of and for the nine-month periods ended October 31, 2005 and 2006. The amounts related to our South Korean and German operations, including our gain on the disposition of our South Korean operations and the loss on our disposition of our German operations, and the assets and liabilities of those operations have been treated as discontinued operations in our consolidated statements of income, condensed statements of cash flows and condensed balance sheets commencing in the quarter ended July 31, 2006. In addition, the above selected financial data as of January 31, 2002 and 2003 and for the years then ended reflect a reclassification giving effect to the sale of McLane Company, Inc. (“McLane”) on May 23, 2003. McLane has been treated as a discontinued operation commencing in the quarter ended July 31, 2003.

On February 1, 2003, we adopted the expense recognition provisions of the Financial Accounting Standards Board Statement No. 123, Accounting and Disclosure of Stock-Based Compensation (“FAS 123”), under which we recognize non-cash compensation expense based on the fair value of the stock options granted by us. We have chosen to restate retroactively our results of operations for that accounting charge. The above income statement data for the two years ended January 31, 2003 has been restated from prior presentations to reflect that expense recognition. Following the provisions of FAS 123, we have reflected in the above table the recognition of pre-tax stock option expense of $124 million for fiscal year 2002 and $130 million for fiscal year 2003. This expense is included in the amounts under “Operating, selling, general and administrative expenses” in the above income statement data. We adopted the revision to FAS 123 issued by the Financial Accounting Standards Board in December 2004 (“FAS 123R”) upon its release. Our adoption of FAS 123R did not have a material impact on our results of operations, financial position or cash flows.

In October 2002, we commenced reporting interest expense net of all interest income and have reported interest expense in this manner for the year ended January 31, 2003 and for each fiscal period thereafter. Previously, our interest income had generally been reported as a part of “other income.” The interest expense for the year ended January 31, 2002 has been reclassified to report interest expense net of all interest income and to make the presentation of that item for that year in the above selected financial data consistent with the presentation of interest expense for the years ended January 31, 2003, 2004, 2005 and 2006 and the nine months ended October 31, 2005 and 2006. The reclassification of interest expense for that year did not affect our net income for that year.

RATIO OF EARNINGS TO FIXED CHARGES

See “Ratio of Earning to Fixed Charges” in the accompanying prospectus for information concerning the manner in which we compute the ratio of our earnings to our fixed charges. That ratio for each of our five fiscal years ended January 31, 2006 is set forth below.

Year Ended January 31,					Nine Months Ended October 31,
2002	2003	2004	2005	2006	2005	2006
6.8x	9.1x	10.7x	10.7x	9.8x	9.3x	8.1x

Certain reclassifications have been made to the periods ended January 31, 2006 to conform to the current period presentation. The effect of the dispositions of our South Korean and German operations in the quarter ended October 31, 2006 and of the sale of McLane in May, 2004 (discussed above under “Selected Financial Data”) has been excluded for all periods presented.

RATINGS

As of the date of this prospectus supplement, our long-term debt securities have the following ratings assigned to them by the rating organizations indicated below.

Rating Organization	Rating
Standard & Poor’s Rating Services	AA
Moody’s Investors Service, Inc.	Aa2
Fitch Ratings	AA
Dominion Bond Rating Service	AA

Ratings do not constitute a recommendation to buy, sell or hold the debt securities of the company being rated or any series of debt securities assigned a specific rating. A rating organization may revise or withdraw its rating at any time.

We have applied for specific ratings for the notes and expect that the ratings for the notes will be the same as the ratings listed above.

EXCHANGE RATES

The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the U.S. Federal Reserve Bank of New York for pounds sterling (expressed in U.S. dollars per £1.00). The rates in this table are provided for your reference only.

Period	High	Low	Period Average (1)	Period End
2001	$1.5045	$1.3730	$1.4393	$1.4543
2002	1.6095	1.4074	1.5025	1.6095
2003	1.7842	1.5500	1.6281	1.7842
2004	1.9482	1.7544	1.8330	1.9160
2005	1.9292	1.7138	1.8204	1.7188
2006 (through December 11)	1.9693	1.7256	1.8370	1.9552

January 2006	$1.7885	$1.7404	$1.7686	$1.7820
February 2006	1.7807	1.7343	1.7480	1.7539
March 2006	1.7567	1.7256	1.7742	1.7393
April 2006	1.8220	1.7389	1.7680	1.8220
May 2006	1.8911	1.8286	1.8687	1.8732
June 2006	1.8817	1.8108	1.8435	1.8491
July 2006	1.8685	1.8203	1.8443	1.8685
August 2006	1.9102	1.8711	1.8941	1.9024
September 2006	1.9050	1.8630	1.8839	1.8716
October 2006	1.9084	1.8548	1.8765	1.9084
November 2006	1.9693	1.8883	1.9125	1.9693
December 2006 (through December 11)	1.9794	1.9552	1.9681	1.9552

(1)	The average of the noon buying rates on each day of the relevant year or period.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF WAL-MART

Directors

The following persons are the members of our board of directors. The table sets forth their principal occupations and business addresses (all of which are in the United States of America).

Director	Principal Occupation	Business Address
Aida M. Alvarez	Former Administrator of the U. S. Small Business Administration	702 Southwest 8th Street Bentonville, Arkansas 72716

James W. Breyer	Managing Partner of Accel Partners, a venture capital firm.	702 Southwest 8th Street Bentonville, Arkansas 72716

M. Michele Burns	Executive Vice President and Chief Financial Officer of Marsh and McLennan Companies, Inc., a global professional services and consulting company.	702 Southwest 8th Street Bentonville, Arkansas 72716

Roger C. Corbett	Retired Chief Executive Officer and Group Managing Director of Woolsworth Ltd., an Australian retailer	702 Southwest 8th Street Bentonville, Arkansas 72716

James I. Cash, Jr., Ph.D.	Retired James E. Robison Professor of Business Administration at Harvard Business School	702 Southwest 8th Street Bentonville, Arkansas 72716

Douglas N. Daft	Retired Chairman and Chief Executive Officer of The Coca-Cola Company, a beverage manufacturer.	702 Southwest 8th Street Bentonville, Arkansas 72716

David D. Glass	Former President and Chief Executive Officer of Wal-Mart Stores, Inc.	702 Southwest 8th Street Bentonville, Arkansas 72716

Roland A. Hernandez	Retired Chief Executive Officer and Chairman of the Board of Directors of Telemundo Group, Inc., a Spanish-language television station.	702 Southwest 8th Street Bentonville, Arkansas 72716

H. Lee Scott, Jr.	President and Chief Executive Officer of Wal-Mart Stores, Inc.	702 Southwest 8th Street Bentonville, Arkansas 72716

Jack C. Shewmaker	President of J-COM, Inc., a consulting company, and a rancher	702 Southwest 8th Street Bentonville, Arkansas 72716

Jim C. Walton	Chairman and Chief Executive Officer of Arvest Bank Group, Inc., a group of banks.	702 Southwest 8th Street Bentonville, Arkansas 72716

S. Robson Walton	Chairman of the Board of Wal-Mart Stores, Inc.	702 Southwest 8th Street Bentonville, Arkansas 72716

Christopher J. Williams	Chairman of the Board and Chief Executive Officer of The Williams Capital Group, L.P., an investment bank.	702 Southwest 8th Street Bentonville, Arkansas 72716

Linda S. Wolf	Former Chairman and Chief Executive Officer of Leo Burnett Worldwide, Inc., an advertising agency and a division of Publicis Groupe, S.A.	702 Southwest 8th Street Bentonville, Arkansas 72716

Executive Officers

The following are our executive officers (as defined in the SEC’s Rule 3b-7) as of the date of this prospectus supplement. The business address for each executive officer is 702 Southwest 8th Street, Bentonville, Arkansas 72716, United States of America.

S. Robson Walton	Chairman of the Board

H. Lee Scott, Jr.	President and Chief Executive Officer

Michael T. Duke	Vice Chairman, Responsible for Wal-Mart International

John B. Menzer	Vice Chairman, Responsible for U.S.

Eduardo Castro-Wright	Executive Vice President, President and Chief Executive Officer of Wal-Mart Stores Division, U.S.

M. Susan Chambers	Executive Vice President, People Division

Thomas D. Hyde	Executive Vice President and Corporate Secretary

Lawrence V. Jackson	Executive Vice President, President and Chief Executive Officer, Global Procurement

C. Douglas McMillon	Executive Vice President, President and Chief Executive Officer, Sam’s Club

Leslie A. Dach	Executive Vice President, Corporate Affairs and Government Relations

Thomas M. Schoewe	Executive Vice President and Chief Financial Officer

Charles M. Holley, Jr.	Senior Vice President, Finance

As of the date of this prospectus supplement, we were not aware of any potential conflicts of interests between the duties that our directors and executive officers owed to us, on the one hand, and their private interests or the duties owed by any of them to any other person, on the other.

DESCRIPTION OF THE NOTES

The following description of the terms and conditions of the notes supplements the description of the more general terms and conditions of Wal-Mart’s debt securities contained in the accompanying prospectus.

The notes will be issued under the indenture dated as of July 19, 2005 between us and The Bank of New York Trust Company, N.A., as trustee, as supplemented. The notes will be issued in registered book-entry form without interest coupons in denominations of £50,000 and integral multiples of £1,000 in excess thereof. The notes will constitute our senior unsecured debt obligations and will rank equally among themselves and with all of our existing and future senior unsecured debt.

The notes will mature on January 19, 2039. Unless previously redeemed or purchased and cancelled, we will repay the notes at 100% of their principal amount, together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the notes in pounds sterling or, solely if the United Kingdom adopts the euro, in euro.

The notes will be initially issued in a total principal amount of £1,000,000,000. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with and otherwise similar in all respects to the notes (except for the public offering price and the issue date) so that those additional notes will be consolidated and form a single series with the notes that we are offering hereby. No additional notes may be issued if an event of default under the indenture has occurred and is continuing.

The notes will bear interest from December 19, 2006 at the annual interest rate specified on the cover page of this prospectus supplement. Interest on each note will be payable semi-annually in arrears on January 19 and July 19 of each year, beginning on July 19, 2007, to the person in whose name the note is registered at the close of business on the immediately preceding January 15 or July 15, as the case may be. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will pay to beneficial owners of notes who are non-U.S. persons additional amounts in the event of deduction or withholding of taxes, assessments or other governmental charges imposed by the United States or any taxing authority thereof or therein, subject to the terms and limitations set forth under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

The notes will be redeemable at our option, as described below. The notes will not be subject to a sinking fund. The notes will be subject to defeasance as described in the accompanying prospectus. The notes will not be convertible or exchangeable.

The notes will be issued pursuant to the indenture described above. The terms and conditions of the notes, including, among other provisions, the covenants and events of default, differ from the terms and conditions of some other debt securities that we previously have offered and sold and that remain outstanding. For example, the notes do not have the covenant restricting the grant of liens and cross-default event of default provisions that are contained in some of our outstanding debt securities.

If any interest payment date for the notes would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date that is a business day. Interest will not accrue as a result of any delayed payment. The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, London or, for so long as the notes are listed on the Irish Stock Exchange, Dublin, Ireland.

If, prior to the maturity of the notes, the United Kingdom adopts the euro as its lawful currency in accordance with the Treaty Establishing the European Communities, as amended from time to time, the notes will be re-denominated into euro, and the regulations of the European Commission relating to the euro shall apply to the notes. The circumstances and consequences described in this paragraph will not entitle us, the trustee under the indenture or any holder of the notes to redeem early, rescind or receive notice relating to the notes, repudiate the terms of the notes or the indenture, raise any defense, request any compensation or make any claim, nor will these circumstances and consequences affect any of our other obligations under the notes or the indenture.

Notices to holders of the notes will be mailed to such holders. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication. So long as the notes are represented by a global security deposited with The Bank of New York, as common depositary (the “Common Depositary”) for Clearstream and Euroclear, notices to holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. The trustee will mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

The trustee will publish any notices regarding the notes in a daily newspaper of general circulation in The City of New York and in London. If the notes are listed on the Irish Stock Exchange, the trustee will publish notices regarding the notes in a daily newspaper of general circulation in Dublin, Ireland for so long as such publication is required pursuant to the Prospectus Directive or the rules of the Irish Stock Exchange. We expect that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Dublin, Ireland in the Irish Times. If publication in Dublin, Ireland is not practical, the trustee will publish these notices in an English language newspaper of general circulation elsewhere in Europe. Published notices will be deemed to have been given on the date they are published or, if published more than once, on the date of first publication. If publication as described above becomes impossible, the trustee may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

The Bank of New York Trust Company, N.A. is the trustee under the indenture governing the notes (as successor-in-interest to J.P. Morgan Trust Company, National Association). The Bank of New York Trust Company, N.A. is a national banking association organized under and governed by the laws of the United States of America, and provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which we are the issuer. The Bank of New York will be the principal paying agent and the transfer agent for the notes in London. As long as the notes are listed on the Irish Stock Exchange, AIB/BNY Fund Management Ireland Limited will be the paying agent and transfer agent for the notes in Ireland for so long as that listing remains in effect.

The notes will be, and the indenture is, governed by the laws of the State of New York, United States of America.

The Company will make application for admission of the notes to the Official List of the Irish Stock Exchange and for admission of the notes to trading on the regulated market of the Irish Stock Exchange, through its listing agent, Arthur Cox Listing Services Limited. Arthur Cox Listing Services Limited is not seeking admission to listing on the Irish Stock Exchange for the purposes of the Prospectus Directive. The notes will not be listed for trading on any other securities exchange except in the circumstances described under “Risk Factors—Market Risks” in this prospectus supplement.

Optional Redemption

The notes will be redeemable as a whole or in part, at our option, at any time at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) as determined by the Calculation Agent, the price at which the yield on the outstanding principal amount of such notes on the Reference Date is equal to the yield on the Benchmark Gilt as of that date as determined by reference to the middle-market price on the Benchmark Gilt at 3:00 p.m., London time, on that date, in either case, plus accrued and unpaid interest on such notes up to, but excluding, the date specified as the redemption date.

“Reference Date” means the date that is the first dealing day in London prior to the publication of the notice of redemption referred to below.

“Benchmark Gilt” means the 4.75% Treasury Stock due December 7, 2038, or such other U.K. government stock as the Calculation Agent, with the advice of three brokers and/or U.K. gilt-edged market makers or three other persons operating in the U.K. gilt-edged market that may be chosen by the Calculation Agent, may determine from time to time to be the most appropriate benchmark U.K. government stock for the notes.

“Calculation Agent” means The Bank of New York, or any successor entity.

We will give notice of any redemption between 30 and 60 days preceding the redemption date to each holder of the notes to be redeemed as described above.

The redemption price paid for the notes upon any such redemption will be paid in pounds sterling or, solely if the United Kingdom adopts the euro, in euro.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee under the indenture in compliance with the rules and requirements of the Irish Stock Exchange or the principal securities exchange, if any, on which the notes are listed at the time of redemption or, if the notes are not so listed or that exchange prescribes no method of selection, on a pro rata basis, by lot or by any other method as the trustee in its sole discretion deems to be fair and appropriate, although no note of £50,000 in original principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to the note will state the position of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued and delivered to the trustee, or its nominee, or, in the case of notes in definitive form, issued in the name of the holder thereof, in each case upon cancellation of the original note.

Unless we default in payment of the redemption price of the notes, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption. See also “Description of the Debt Securities—Optional Redemption—Redemption at Our Option” in the accompanying prospectus.”

Redemption upon Tax Event

We may redeem the notes if certain tax-related events occur as described under “Description of the Debt Securities—Redemption upon Tax Event” in the accompanying prospectus. For purposes of such redemption right, the date of this prospectus supplement will be deemed to be the date of “the prospectus supplement relating to the first offer and sale of debt securities of that series” as that phrase is used in “Description of the Debt Securities—Redemption upon Tax Event” in the accompanying prospectus. If we redeem the notes as a result of a tax event as described in the accompanying prospectus and the notes are listed on the Irish Stock Exchange, we will publish a notice of the redemption in Dublin, Ireland. The redemption price paid for the notes upon any such redemption will be paid in pounds sterling or, solely if the United Kingdom adopts the euro, in euro.

Prescription

Under New York law, any legal action to enforce our payment obligations evidenced by the notes must be commenced within six years after payment is due. Thereafter, our payment obligations will generally become unenforceable.

Replacement of the Notes

If any mutilated note is surrendered to the trustee, we will execute and the trustee will authenticate and deliver a new note of the same series and principal amount in exchange for such mutilated note. If the trustee and we receive evidence to our satisfaction of the destruction, loss or theft of any note and any security or indemnity required by it and us, then we shall execute, and the trustee shall authenticate and deliver, in lieu of such destroyed, lost or stolen note, a new note of the same series and principal amount. All expenses associated with issuing the new note shall be borne by the owner of the mutilated, destroyed, lost or stolen note.

BOOK-ENTRY ISSUANCE

We will issue the notes in the form of a single global note registered in the name of the Common Depositary for Clearstream and Euroclear or its nominee. Investors may hold book-entry interests in the global note through organizations that participate, directly or indirectly, in Clearstream, Euroclear or both. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Ave JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream and Euroclear and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in pounds sterling.

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to an investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Beneficial interests in the global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the notes and not on Clearstream’s or Euroclear’s records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to the Common Depositary as the holder of the global note. The trustee and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global note for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global note to you or any other beneficial owners in the global note. Any redemption or other notices with respect to the notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the notes.

Additional information concerning Clearstream and Euroclear and their respective book-entry procedures is contained under “Book-Entry Issuance” in the accompanying prospectus. The description of the clearing systems in this prospectus supplement and in the accompanying prospectus reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream and

Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

None of the notes may be held through, no trades of the notes will be settled through, and no payments with respect to the notes will be made through, The Depository Trust Company in the United States of America.

Certificated Notes

The global note will be exchanged for definitive notes only as described under “Book-Entry Issuance—Definitive Debt Securities” in the accompanying prospectus.

In the event that we issue certificated securities under the limited circumstances described under “Book-Entry Issuance—Definitive Debt Securities” in the accompanying prospectus and the notes are listed on the Irish Stock Exchange at that time, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at, as the case may be, the main office of the transfer agent in London, at the main office of the transfer agent in Dublin, Ireland or at the offices of the transfer agent in The City of New York. Copies of this assignment form may be obtained at, as the case may be, the main office of the transfer agent in London, at the main office of the transfer agent in Dublin or at the offices of the transfer agent in The City of New York. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after a transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at, as the case may be, the main office of the transfer agent in London, at the main office of the transfer agent in Dublin or at the offices of the transfer agent in The City of New York. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive note to the address of that person that is specified in the assignment form. In addition, if we issue notes in certificated form and the notes are listed on the Irish Stock Exchange at that time, then we will make payments of principal of, interest on and any other amounts payable under the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated notes at, as the case may be, the main office of the paying agent in London, at the offices of the paying agent in The City of New York or, as long as the notes are listed on the Irish Stock Exchange, at the main office of the paying agent in Dublin. We will make payments to holders of notes by check delivered to the addresses of the holders as their addresses appear on our register or by transfer to an account maintained by that holder with a bank located in the United Kingdom.

Unless and until we issue the notes in fully certificated, registered form,

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the Common Depositary on behalf of Clearstream or Euroclear upon instructions from their direct participants; and

•	all references in this prospectus supplement or in the accompanying prospectus to payments and notices to holders will refer to payments and notices to the Common Depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

If we issue the notes in certificated registered form, so long as the notes are listed on the Irish Stock Exchange, we will maintain a paying agent and a transfer agent in Ireland. We will also publish a notice in Ireland in the Irish Times if any change is made in the paying agent or the transfer agent in Ireland.

Certain U.S. Federal Income Tax Documentation Requirements

As discussed under “Tax Consequences to Holders—Consequences to Non-United States Holders—U.S. Federal Withholding Tax” in the accompanying prospectus, a beneficial owner of notes who is a non-United

States holder directly or indirectly holding notes through Clearstream or Euroclear will be subject to the 30% U.S. withholding tax that generally applies to payments of interest on registered on registered debt issued by U.S. corporations (such as the Company), unless (i) each clearing system, bank or other financial institution holds customers’ notes in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold such U.S. tax complies with the applicable certification requirements described under “—U.S. Federal Withholding Tax” in the accompanying prospectus and (ii) such beneficial owner files one of the United States Internal Revenue forms and certificates described under “—U.S. Federal Withholding Tax” in the accompanying prospectus. To obtain an exemption from (or a reduction in the rate of) the 30% U.S. withholding tax, the beneficial owner of a note must file the appropriate form and, if required, certificate with the person through whom it holds its beneficial interest in the notes, and the intermediary must, in turn, provide a copy of the form to us or our paying agent.

TAX CONSEQUENCES TO HOLDERS

The following is a summary of the material United Kingdom tax aspects as of the date of this prospectus supplement in relation to acquiring, holding or disposing of the notes. This summary relates only to the position of persons who are the absolute beneficial owners of the notes and may not apply to certain classes of persons such as dealers and holders who are connected with us for relevant tax purposes. For a discussion of material U.S. federal income tax consequences of the ownership of the notes, see “Tax Consequences to Holders” in the accompanying prospectus.

This discussion is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership or disposition of the notes under the laws of the United Kingdom. Prospective purchasers or holders of the notes should consult their own tax advisers concerning the tax consequences of owning notes under the laws of the United Kingdom and the laws of any other tax jurisdiction as this summary is not tax advice.

Withholding Tax on Interest Paid

Interest paid on the notes may be paid without withholding or deduction for or on account of United Kingdom income tax except in circumstances where such interest has a United Kingdom source (“U.K. Interest”).

Payments of U.K. Interest may be made without withholding or deduction for or on account of United Kingdom income tax if the notes in respect of which the U.K. Interest is paid carry a right to interest and are listed on a “recognized stock exchange” within the meaning of section 841 of the United Kingdom Income and Corporation Taxes Act 1988 (“ICTA 1988”). The Irish Stock Exchange is a recognized stock exchange for these purposes and so interest may be paid on the notes without withholding or deduction for or on account of United Kingdom income tax for so long as the notes continue to be so listed.

The United Kingdom HM Revenue & Customs has powers to require any person in the United Kingdom paying or crediting interest in the ordinary course of its business on our behalf to provide information to the United Kingdom HM Revenue & Customs in respect of the interest paid or credited and certain details relating to the holder of notes. In certain circumstances, the United Kingdom HM Revenue & Customs may be entitled to exchange such information with the tax authorities of other jurisdictions. Interest for this purpose includes any amount to which a person holding a relevant discounted security is entitled upon redemption of that security.

Taxation of Noteholders

United Kingdom Corporation Tax Payers

Noteholders within the charge to United Kingdom corporation tax will be liable to United Kingdom corporation tax on any interest, profits, returns or other gains on, or fluctuations in value of, the notes (and be entitled to obtain relief for permitted losses). Any such profits (including interest) or permitted losses will generally be chargeable (or allowable, as appropriate) for each accounting period on an authorized accruals or mark to market basis, in accordance with noteholders’ statutory accounts. For such noteholders, the “accrued income scheme” (described below) will not apply to such a note.

Other United Kingdom Taxpayers—Taxation of Chargeable Gains

The notes will constitute “qualifying corporate bonds” within the meaning of section 117 of the United Kingdom Taxation of Chargeable Gains Act 1992. Accordingly, neither a chargeable gain nor an allowable loss will arise on a disposal or redemption of the notes for the purposes of United Kingdom taxation of chargeable gains.

Accrued Income Scheme

A disposal of a note by a noteholder (other than a noteholder within the charge to corporation tax in respect thereof as described above under “—United Kingdom Corporation Tax Payers”) resident or ordinarily resident in the United Kingdom or who carries on a trade in the United Kingdom for the purposes of which the note is used or held may give rise to a charge to United Kingdom income tax in respect of the interest on the note which has accrued since the preceding interest payment date, under the provisions of the “accrued income scheme.” Noteholders are advised to consult their own professional advisers for further information about the accrued income scheme in general. Noteholders should note that, in December 2004, the United Kingdom HM Revenue & Customs announced that the accrued income scheme is to be reformed following a period of consultation. It is not currently known whether or in what form any changes arising from the consultations will be enacted and it is possible that, when any changes are created, they may affect the taxation treatment described in this paragraph.

Stamp Duty

No United Kingdom stamp duty or stamp duty reserve tax is payable on the issue, transfer by delivery or redemption of a note.

EU Directive on the Taxation of Savings Income

EU Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income took effect on July 1, 2005. Under this directive, Member States of the European Union are required to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person within its jurisdiction to an individual resident in another Member State, except that for a transitional period, Belgium, Luxembourg and Austria are instead required to operate a withholding system unless during that period they elect otherwise (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries and territories). A number of non-European Union countries and territories, including Switzerland, have agreed to adopt similar measures in substantially the same circumstances as envisaged by this directive (a withholding system in the case of Switzerland). Holders of the notes who are individuals should note that, should any payment in respect of the notes be subject to withholding imposed as a consequence of this directive or under the equivalent legislation, no additional amounts would be payable by us pursuant to the provisions described under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

UNDERWRITING

Goldman Sachs International, Citigroup Global Markets Limited and Morgan Stanley & Co. International Limited are acting as joint book-running lead managers of the offering of the notes and as representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement and the related pricing agreement entered into among the underwriters and us, the underwriters have severally agreed to purchase from us the principal amount of notes set forth opposite their name below:

Underwriters	Principal Amount of Notes
Goldman Sachs International	£260,000,000
Citigroup Global Markets Limited	250,000,000
Morgan Stanley & Co. International Limited	250,000,000
Barclays Bank PLC	80,000,000
Deutsche Bank AG London	80,000,000
The Royal Bank of Scotland plc	80,000,000

Total	£1,000,000,000

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have been advised by the underwriters that they propose to offer the notes initially at the price set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less concessions not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of 0.225% of the principal amount of the notes. After the offering of the notes is completed, the underwriters may change the offering price and other selling terms.

In connection with the offering, Goldman Sachs International, on behalf of the underwriters, may engage in certain transactions that stabilize the price of the notes, subject to applicable laws and regulations. See “Stabilization” in this prospectus supplement. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If Goldman Sachs International creates a short position in the notes in connection with the offering by selling a larger principal amount of notes than as set forth on the cover page of this prospectus supplement, Goldman Sachs International may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither the underwriters nor we can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

The underwriters and their affiliates may, from time to time, in the ordinary course of business provide, and have provided in the past, investment or commercial banking services and/or advisory services to us and our affiliates. Affiliates of Goldman Sachs International, Citigroup Global Markets Limited, Deutsche Bank AG London and The Royal Bank of Scotland plc are dealers in one or more of our euro-denominated and U.S. dollar-denominated commercial paper programs. Affiliates of Goldman Sachs International, Citigroup Global Markets Limited, Morgan Stanley & Co. International Limited, Deutsche Bank AG London, Barclays Bank PLC and The Royal Bank of Scotland plc are lenders to us.

We will pay transaction expenses relating to the offering of the notes and the listing of the notes on the Irish Stock Exchange, estimated to be approximately $230,000, relating to the offering of the notes in addition to the underwriting discounts appearing on the cover page of this prospectus supplement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive. The expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that: (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business, and it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by the Company; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any notes by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has represented and agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Each underwriter has represented and agreed that the Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Each underwriter has represented and agreed that: (a) it will not underwrite the issue of, or place the notes, otherwise than in conformity with the provisions of the Irish Investment Intermediaries Act 1995 (as amended), including, without limitation, Sections 9 and 23 thereof and any codes of conduct rules made under Section 37 thereof and the provisions of the Investor Compensation Act 1998; (b) it will not underwrite the issue of, or place, the notes, otherwise than in conformity with the provisions of the Irish Central Bank Acts 1942-1999 (as amended) and any codes of conduct rules made under Section 117(1) thereof; (c) it will not underwrite the issue of, or place, or do anything in Ireland in respect of the notes otherwise than in conformity with the provisions of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 and any rules issued under Section 51 of the Irish Investment Funds, Companies and Miscellaneous Provisions Act 2005, by the Irish Central Bank and Financial Services Regulatory Authority (“IFSRA”); and (d) it will not underwrite the issue of, place or otherwise act in Ireland in respect of the notes, otherwise than in conformity with the provisions of the Irish Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued under Section 34 of the Irish Investment Funds, Companies and Miscellaneous Provisions Act 2005 by IFSRA.

Notes being offered and sold outside the United States are being offered and sold in reliance upon Regulation S under the Securities Act. Notes being offered and sold in the United States (including any notes which are initially offered and sold outside the United States in reliance upon Regulation S, but which may be resold in the United States from time to time in the United States in transactions requiring registration under the Securities Act) are being offered and sold pursuant to the shelf registration statement under the Securities Act on file with the SEC of which this prospectus supplement and the accompanying prospectus are a part. See “Capitalization” in this prospectus supplement. The notes being sold in reliance on Regulation S may not be offered and sold in the United States or to U.S. persons except pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus are a part or pursuant to an available exemption from the registration requirements of the Securities Act. The underwriters have agreed that all offers and sales of the notes prior to the end of a 40-day distribution compliance period following the date on which the notes are first offered to persons in reliance on Regulation S will be made only in accordance with Rule 903 of the SEC under the Securities Act or pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. This prospectus supplement and the accompanying prospectus relate to both notes being offered and sold in reliance upon Regulation S and notes being offered and sold pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement and the pricing agreement.

To the extent any underwriter is not registered in the United States as a broker-dealer, it will not effect any sales of the notes in the United States.

Although application will be made to list the notes on, and to have them admitted to trading on, the Irish Stock Exchange, the notes constitute a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. See “Risk Factors—Market Risks” in this prospectus supplement.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

The underwriters expect to deliver the notes against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the date of this prospectus supplement or on the subsequent day, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

VALIDITY OF THE NOTES

The validity of the notes will be passed on for us by Andrews Kurth LLP, Dallas, Texas, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

LISTING AND GENERAL INFORMATION

Application will be made to have the notes admitted to the Official List of the Irish Stock Exchange and to have the notes admitted to trading on the regulated market of the Irish Stock Exchange. In connection with that application, we have deposited our Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date, with the Irish Stock Exchange, where copies may be obtained upon request. We estimate that we will incur expenses of approximately $20,000 relating to the listing of the notes on, and the admission of the notes to trading on, the Irish Stock Exchange.

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions authorizing the issue and sale of the notes were adopted by the executive committee of our board of directors effective as of December 1, 2006.

Copies of this prospectus supplement and the accompanying prospectus will be available free of charge at the main office of AIB/BNY Fund Management Ireland Limited, our paying agent and transfer agent for the notes in Ireland, which is located at Guild House, Guild Street, IFSC, Dublin 1, Ireland, and at our principal executive offices, which are located at 702 Southwest 8th Street, Bentonville, Arkansas 72716, United States of America. In addition, copies, in physical format, of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the SEC may be obtained free of charge at our principal executive offices. Those documents may also be reviewed in electronic format at our website at www.walmartstores.com.

For the life of this prospectus supplement and the accompanying prospectus under the Prospectus Directive, copies of the following documents will be available, in physical format, for inspection at the main office in Ireland of AIB/BNY Fund Management Ireland Limited, our paying agent and transfer agent for the notes in Ireland, and at our principal executive offices:

•	the Restated Certificate of Incorporation and the Amended and Restated By-laws of Wal-Mart Stores, Inc., each as amended to date;

•	all documents that are incorporated by reference in the accompanying prospectus through the date of this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2006 as filed with the SEC, our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2006, July 31, 2006 and October 31, 2006 and our Current Reports on Form 8-K filed on April 14, 2006, May 25, 2006, June 7, 2006, August 1, 2006, September 25, 2006 and November 20, 2006;

•	the audited annual consolidated financial statements of Wal-Mart Stores, Inc. for the fiscal years ended January 31, 2005 and 2006, including the notes thereto and the reports of Ernst & Young LLP, an independent registered public accounting firm, regarding their audit of those consolidated financial statements;

•	the indenture, including a supplemental indenture thereto;

•	the series term certificate establishing the terms of the notes under the indenture; and

•	the global notes.

Except as disclosed in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in the accompanying prospectus, no material adverse change has occurred in our consolidated financial position since January 31, 2006.

Our Annual Reports on Form 10-K filed with the SEC and our annual reports to our shareholders include our audited consolidated financial statements as of the dates and for the periods identified in those reports, which financial statements were prepared in accordance with U.S. GAAP. Our Quarterly Reports on Form 10-Q filed with the SEC include our unaudited condensed financial statements as of the dates and for the periods identified in those reports. Ernst & Young LLP, an independent registered public accounting firm, which audits our consolidated financial statements, is registered as an independent registered public accounting firm with the Public Company Accounting Oversight Board in the United States of America. See “Experts” in the accompanying prospectus.

Except as disclosed in our Annual Report on Form 10-K for our fiscal year ended January 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended October 31, 2006, neither we nor any of our subsidiaries are subject to any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) which may have, or have had during the recent past, a significant effect on our consolidated financial position, results of operations or profitability.

The notes have been accepted for clearance through Clearstream and Euroclear and have been assigned the following identification numbers:

ISIN Number	Common Code
XS0279211832	027921183

ANNEX A

SUMMARY OF CERTAIN DIFFERENCES BETWEEN

UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

AND INTERNATIONAL FINANCIAL REPORTING STANDARDS

Wal-Mart has prepared the financial information included in the prospectus supplement of which this Annex A is a part and the financial statements and the notes thereto and the other financial information in the accompanying prospectus and the documents incorporated by reference therein in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). U.S. GAAP, as in effect on October 31, 2006, differed in certain significant respects from International Financial Reporting Standards (“IFRS”), as in effect on that date. A summary of certain material differences between U.S. GAAP and IFRS that are relevant to Wal-Mart is provided below. This summary should not be construed as being exhaustive. Investors should consult their own professional advisors concerning the differences between U.S. GAAP and IFRS and how those differences might affect our financial statements and other financial information included in the prospectus supplement and in the accompanying prospectus and the documents incorporated by reference therein. In addition, this summary does not purport to identify all classification, disclosure and presentation differences between U.S. GAAP and IFRS that would affect the manner in which transactions and events are presented in those financial statements or other financial information. The summary does not identify future differences between U.S. GAAP and IFRS that will arise as a result of prescribed changes in standards and regulations. The regulatory and accounting bodies that promulgate U.S. GAAP and IFRS have significant projects ongoing that could affect future comparisons between U.S. GAAP and IFRS. The following summary does not identify all future differences between U.S. GAAP and IFRS that may affect Wal-Mart’s financial statements and other financial information as a result of any future transactions or events.

IFRS	U.S. GAAP

Changes in Accounting Policy
Unless otherwise specified in the transition provisions of a specific accounting standard, changes in accounting standards should be implemented retrospectively, with the amount relating to periods prior to the earliest period presented adjusted against the opening retained earnings balance and restating comparative information.	U.S. GAAP requires the recognition of a change in accounting policy as a cumulative effect recorded in the income statement in the period the change occurs. Pro-forma information for comparative periods is presented in the footnotes to the financial statements. Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections, has, effective for fiscal years beginning after December 15, 2005, revised the principles in U.S. GAAP relating to accounting for accounting changes so that those principles will be more closely aligned with the IFRS standards.

Principles of Consolidation
Consolidation of a subsidiary, including any type of special purpose entities, by the reporting entity is determined primarily based on an evaluation of whether the subsidiary is controlled by the reporting entity. Control is evaluated based on the reporting entity’s ability to govern the financial and operating policies of the subsidiary to obtain benefits.

There are two consolidation models under U.S. GAAP, the traditional model, which is based on voting control, and the variable interest model, which is based on the proportion of the subsidiary’s expected losses or returns that are absorbed by the reporting entity.

Additionally, certain qualifying special purpose entities are not required to be consolidated even if controlled by the reporting entity.

IFRS	U.S. GAAP

Segment Reporting
Disclosures are required for primary (business) and secondary (geographical) segments. Segment result, as defined in IFRS, must be disclosed for each reportable segment, Segment reporting must be presented on an IFRS basis.	Determination of segments is based on information reported to top management. Only one basis of segmentation is presented. A measure of profit or loss must be disclosed for each reportable segment. Segment reporting is presented on the same basis used for internal reporting.

Financial Guarantees
Guarantees should be recorded under IFRS only when it is expected that payment will be made under the guarantee contracts. Guarantees should be recorded as the best estimate of the cost to settle the current obligations at the balance sheet date.	U.S. GAAP requires a liability to be established at the time a guarantee is entered into for the fair value of the guarantee. The liability should be released to earnings as the guarantor is relieved of the risks associated with the guarantee.

Income Taxes

Income taxes are calculated using the tax rates that are either enacted or “substantively enacted” at the balance sheet date.

Deferred tax assets should be recognized when it is probable (i.e., more likely than not) that they will be utilized.

Deferred tax assets and liabilities should be classified as non-current on the balance sheet.

Income taxes are calculated using enacted tax rates at the balance sheet date.

Deferred tax assets are recognized in full, with valuation allowances established to reduce the asset to an amount considered more likely than not to be realized.

U.S. GAAP requires deferred tax assets and liabilities to be separated into current and non-current based on the nature of assets and liabilities causing a temporary difference and reported as such in the balance sheet if an entity presents a classified balance sheet.

Upon the adoption of Interpretation No. 48 of the Financial Accounting Standards Board, a minimum recognition threshold for a tax position is required to be met before being recognized in the financial statements.

Derivative Instruments

A derivative is defined as a financial instrument (1) whose value changes in response to changes in a specified underlying, (2) requires little or no net investment and (3) is settled at a future date.

IFRS does not allow the use of the “short-cut” method and, therefore, requires for all hedge accounting relationships that an entity demonstrate at inception and in subsequent periods that the hedge is expected to be highly effective.

U.S. GAAP defines a derivative similarly to the manner in which IFRS defines a derivative; however, U.S. GAAP also requires that the derivative contract provide for net settlement.

Unlike IFRS, U.S. GAAP provides for the use of a “short-cut” (effectiveness is assumed) method for obtaining hedge accounting when certain conditions are met.

IFRS	U.S. GAAP

Financial Assets

IFRS allows a reporting entity to make a one-time designation at initial recognition of a financial asset or liability to record financial assets or liabilities at fair value with changes in fair value recorded in the income statement.

Financial assets are derecognized when (i) the rights to the cash flows of the financial asset have expired, (ii) the entity has transferred substantially all risks and rewards from the financial asset or (iii) the entity has (a) neither transferred substantially all nor retained substantially all of the risks and rewards from the financial asset and (b) has not retained control of the financial asset.

Impairment charges on held-to-maturity or available-for-sale debt securities should be reversed in the event of recovery of the value of the security subsequent to the recording of the impairment.

Securities are measured at fair value except for those designated as held to maturity. Changes in fair value are recognized in income for trading securities and in stockholders’ equity for securities designated as available for sale.

Financial assets are derecognized when an entity surrenders control over those assets. Surrender of control is generally established through the legal isolation of the financial assets.

Once recorded, impairment charges on held-to-maturity or available-for-sale securities cannot be reversed.

Asset Impairment
An impairment of long-lived assets, excluding goodwill, is recognized if the carrying value of an asset exceeds the higher of the asset’s fair value less costs to sell or the value in use.

Impairment of long-lived assets, excluding goodwill, is indicated if the carrying value of an asset is more than the undiscounted future cash flows related to the asset. Impairment losses are recognized to reduce the asset’s carrying value to its fair value.

Goodwill and intangible assets not subject to amortization are evaluated for impairment annually or when indicators exist at each cash-generating unit level based on the recoverable amount.

Impairment charges on long-lived assets, excluding goodwill, should be reversed in the event of recovery of the value of the asset subsequent to the recording of the impairment.

Goodwill and intangible assets not subject to amortization are evaluated for impairment annually or when indicators exist at each reporting unit based on fair value.

Once recorded, impairment of long-lived assets, including goodwill, cannot be reversed.

Business Combinations

The acquisition date is the date on which the acquirer effectively obtains control of the acquired entity.

Securities issued in connection with an acquisition are valued at their fair value at the date of exchange.

Minority interest is valued at its percentage of the fair value of the net assets of the acquired entity.

All integration costs relating to acquisitions are expensed as post-acquisition expenses.

The acquisition date is the date on which assets are received or securities are issued.

Securities issued in connection with an acquisition are valued at their market price over a short period (generally a few days) before and after the terms of the acquisition are agreed to and announced.

Minority interest is valued based on historical carrying values of the acquired entity, i.e. there is no “step-up” in the basis of the minority interest.

IFRS	U.S. GAAP

Business Combinations
Certain restructuring and exit costs incurred in the acquired business are treated as liabilities assumed on acquisition and taken into account in the calculation of goodwill.

Employee Benefit Plans

No additional minimum pension liability required.

Unvested prior service costs are amortized on a straight-line basis over the remaining vesting period. Vested prior service costs are recognized immediately.

The recognition of a prepaid pension asset is subject to certain limitations, and any unrecognized prepaid asset is recorded as pension expense.

Additional minimum pension liability must be recorded when the accumulated benefit obligation exceeds the fair value of the plan assets.

Vested and unvested prior service costs are amortized over the remaining service lives of active employees.

For entities adopting Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, the overfunded or underfunded status of a defined benefit postretirement plan, measured as the difference between the fair value of plan assets and the benefit obligation, is required to be recognized on an entity’s balance sheet and actuarial gains and losses and prior service costs and credits that are not recognized as components of net periodic benefit cost will be recognized as a component of other comprehensive income.

Investments in Real Estate
Reporting entities may elect to report real estate investments at either depreciated cost or fair value. If fair value is elected, changes in fair value must be reported in the income statement.	Investments in real estate should be carried at depreciated cost.

PROSPECTUS

WAL-MART STORES, INC.

DEBT SECURITIES

This prospectus relates to our offer and sale of our debt securities from time to time. The debt securities may be offered in one or more different series, each of which series will have terms and conditions distinct from the terms and conditions of each other series of debt securities offered pursuant to this prospectus. The terms and conditions of each series will be determined at the time we first offer debt securities that are a part of that series, and those terms and conditions may differ from the terms and conditions described in this prospectus. The amount of the debt securities of any series offered and the price at which those debt securities are offered will be determined at the time of each offering.

This prospectus provides you with a description of certain material terms of the debt securities we may offer pursuant to this prospectus. When we make an offering of the debt securities of one or more series, we will provide a prospectus supplement that describes the specific terms and conditions of each series of debt securities being then offered to the extent those terms and conditions are not described in this prospectus or are different from the terms and conditions described in this prospectus. In addition, information in the prospectus supplement may supplement, update or change other information contained in this prospectus, and we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

The specific terms of the debt securities of a series being offered and the specific terms of the offering to be described in the prospectus supplement or supplements relating to those debt securities or incorporated by reference herein will include:

•	the price at which those debt securities are being offered to the public;

•	the currency in which the debt securities of that series are denominated;

•	the maturity date of the debt securities of that series;

•	the interest rate or rates for the debt securities of that series, which may be fixed or variable;

•	the times for payment of principal, interest and any premium with respect to the debt securities of that series;

•	any redemption provisions of the debt securities of that series in addition to those described herein; and

•	whether the debt securities then being offered will be listed on any stock exchange.

A prospectus supplement may also contain other important information concerning our company, the debt securities being offered or the offering, including certain U.S. federal income tax consequences other than those described in this prospectus and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that prospectus supplement and this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 21, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using the “shelf” registration process. By using a shelf registration statement, we may offer and sell, from time to time, in one or more offerings debt securities described in this prospectus. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the Registration Statement.

For further information about our company and business and the debt securities, you should refer to the registration statement and its exhibits. The exhibits to that registration statement include the full text of the indenture pursuant to which any debt securities offered by means of this prospectus will be issued and certain other important documents. Certain terms of the indenture are summarized in this prospectus. Since that summary may not contain all of the information that you may want to have regarding the terms of the indenture, you should review the full text of that indenture and the other documents that are exhibits to the registration statement.

We urge you to read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the debt securities being offered. As you read this prospectus, please remember that the specific terms of the debt securities described in the prospectus supplement relating to debt securities being offered to you will supplement and, if applicable, modify or replace the general terms and conditions of the debt securities described in this prospectus. You should read carefully the particular terms of the debt securities described in that prospectus supplement. If differences exist between the information relating to those debt securities contained in the applicable prospectus supplement and similar information contained in this prospectus, the prospectus supplement will control. Thus, certain of the statements made in this prospectus may not apply to the debt securities of a particular series.

We are not offering the debt securities in any jurisdiction in which the offer is not permitted.

In this prospectus and each prospectus supplement relating to the debt securities, unless otherwise specified, the terms “Wal-Mart,” “Wal-Mart Stores,” “we,” “us,” “our” and “our company” refer to Wal-Mart Stores, Inc. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying prospectus supplement relating to our debt securities being offered to you by means of this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with any inconsistent information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” Our filings with the SEC are available to the public through the Internet at the SEC’s website at http://www.sec.gov. Those filings are also available to the public on our website at http://www.walmartstores.com. The information contained in our website is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the office of the New York Stock Exchange. For information on obtaining copies of public filings at the New York Stock Exchange, you should call 212-656-5060.

As permitted by the SEC’s rules, we “incorporate by reference” into this prospectus information contained in certain documents we file with the SEC, which means we disclose to you important information concerning us by referring you to those documents incorporated by reference. Those documents that we are incorporating by reference into this prospectus form an important part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 so long as the registration statement of which this prospectus is a part remains effective.

•	Our Annual Report on Form 10-K for our fiscal year ended January 31, 2005.

•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended April 30, 2005, July 31, 2005 and October 31, 2005.

•	Our Current Reports on Form 8-K dated March 8, 2005, March 25, 2005, June 8, 2005, June 9, 2005, June 10, 2005, July 31, 2005, August 8, 2005, August 16, 2005 (which report includes disclosure pursuant to Item 8.01 of Form 8-K), August 24, 2005, September 21, 2005, September 27, 2005, September 28, 2005, October 4, 2005, December 12, 2005 and December 20, 2005.

Please note that we will not incorporate by reference into this prospectus any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we furnish to the SEC after the date of this prospectus unless, and except to the extent, specified in that Current Report.

The information contained in this prospectus will be updated and supplemented by the information contained in the documents that we file with the SEC in the future, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that are incorporated by reference in this prospectus as noted above. The information contained in those documents will also be considered to be part of this prospectus and will automatically update and supersede, as appropriate, the information contained in this prospectus and in the documents previously filed with the SEC and incorporated by reference into this prospectus. We may file one or more Current Reports on Form 8-K specifically in connection with a particular offering of debt securities pursuant to this prospectus in order to incorporate by reference in this prospectus information concerning our company, the terms and conditions of the debt securities being then offered or that offering of debt securities to you. When we use the term “prospectus” in this prospectus and any accompanying prospectus supplement, we are referring to this prospectus as updated and supplemented by all information incorporated by reference herein from our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K as described above, as well as from the other documents incorporated by reference in this prospectus as described above.

You can obtain any of our filings incorporated by reference into this prospectus through us, from the SEC or from the New York Stock Exchange as noted above. We will provide to you a copy of any or all of the information incorporated by reference in this prospectus, as well as a copy of the indenture and any other agreements referred to in this prospectus, free of charge. To request any such filing or other documents, you should write or call: Wal-Mart Stores, Inc., 702 S.W. 8th Street, Bentonville, Arkansas 72716, Attention: Investor Relations, Telephone: (479) 273-8446.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus, the accompanying prospectus supplement and the filings and other information incorporated by reference may include or incorporate by reference certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements included or incorporated by reference in this prospectus, the accompanying prospectus supplement or any information incorporated by reference in this prospectus address activities, events or developments that we expect or anticipate will or may occur in the future, including:

•	the amount and nature of future capital expenditures;

•	opening of additional stores and clubs in the United States;

•	opening of additional units in the other countries in which we operate;

•	conversion of our Discount Stores into Supercenters;

•	anticipated levels of change in comparative store sales from one period to another period;

•	our investments in other companies;

•	expansion and other development trends of the retail industry;

•	our business strategy;

•	our financing strategy;

•	expansion and growth of our business;

•	changes in our operations, including the mix of products sold;

•	our liquidity and ability to access the capital markets; and

•	our anticipated earnings per share for certain periods.

Although we believe the expectations expressed in the forward-looking statements included in this prospectus, the accompanying prospectus supplement and any information incorporated by reference into this prospectus are based or will be based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause our actual results to differ materially from those expressed in any of those forward-looking statements.

Our business operations are subject to factors outside our control. Any one, or a combination, of these factors could materially affect our financial performance, business strategy, plans, goals and objectives. These factors include:

•	the cost of goods;

•	labor costs;

•	the availability of qualified associates (employees);

•	transportation costs;

•	the cost of fuel and electricity;

•	the cost of healthcare;

•	competitive pressures;

•	inflation;

•	accident-related costs;

•	consumer buying patterns and debt levels;

•	weather patterns;

•	currency exchange fluctuations;

•	trade restrictions;

•	changes in tariff and freight rates;

•	changes in tax law;

•	the outcome of legal proceedings to which we are a party;

•	unemployment levels;

•	interest rate fluctuations;

•	zoning and land use restrictions;

•	changes in employment legislation; and

•	other capital market, economic and geo-political conditions.

The foregoing list of factors that may affect our performance is not exclusive. Other factors and unanticipated events could adversely affect our business operations and financial performance. The forward-looking statements included in this prospectus, the accompanying prospectus supplement or any information incorporated by reference in this prospectus are based on a knowledge of our business and the environment in which we operate and our beliefs and assumptions, but because of the factors described and listed above, actual results may differ materially from those contemplated in the forward-looking statements. Consequently, this cautionary statement qualifies all of the forward-looking statements we make in this prospectus, the accompanying prospectus supplement or any information incorporated by reference in this prospectus. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. You should not place undue reliance on these forward-looking statements.

WAL-MART STORES, INC.

We are the world’s largest retailer as measured by total net sales. We operate retail stores in various formats around the world, serving our customers primarily through the operation of three segments:

•	Wal-Mart Stores, which include our Discount Stores, Supercenters and Neighborhood Markets in the United States;

•	SAM’S Clubs, which include our warehouse membership clubs in the United States; and

•	the international segment of our business.

We currently operate in all 50 states of the United States, Argentina, Brazil, Canada, Germany, Mexico, Puerto Rico, South Korea and the United Kingdom, and in China under joint venture agreements. The units operated by our International Division represent a variety of retail formats. We also own equity interests in The Seiyu, Ltd., a Japanese retail chain. In addition, we have equity interests in Central American Retail Holding Company, which operates supermarkets in Costa Rica, El Salvador, Guatemala, Honduras and Nicaragua.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including Wal-Mart.com, Inc., Wal-Mart de Mexico, S.A. de C.V., Asda Group Limited, Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust and Sam’s Real Estate Business Trust.

Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

We maintain our principal executive offices at 702 S.W. 8th Street, Bentonville, Arkansas 72716. Our telephone number there is 479-273-4000. The address of our website is http://www.walmartstores.com.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges, for the periods indicated:

Nine Months Ended October 31,		Year Ended January 31,
2005	2004	2005	2004	2003	2002	2001
9.2x	10.3x	10.5x	10.5x	9.0x	6.7x	6.5x

For the purpose of computing our ratios of earnings to fixed charges, we define “earnings” to mean our earnings before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests owned by others in our subsidiaries.

We define “fixed charges” to mean:

•	the interest that we pay; plus

•	the capitalized interest that we show on our accounting records; plus

•	amortized premiums, discounts and capitalized expenses related to indebtedness; plus

•	the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals.

Our fixed charges do not include any dividend requirements with respect to preferred stock because we do not have any shares of preferred stock outstanding.

Certain reclassifications have been made to prior periods to conform to the presentation for the current period. The ratios shown in the table above have been calculated to remove the impact of McLane Company, Inc., a wholly-owned subsidiary that we sold in fiscal year 2004, as a discontinued operation.

The foregoing information will be updated by the information relating to our Ratio of Earnings to Fixed Charges contained in our periodic reports filed with the SEC, which will be incorporated by reference in this prospectus at the time they are filed with the SEC. See “Where You Can Find More Information” regarding how you may obtain access to or copies of those filings.

USE OF PROCEEDS

Except as otherwise specifically described in the accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities:

•	to repay the short-term borrowings, such as short-term commercial paper indebtedness, that we have incurred for general corporate purposes, including to finance capital expenditures, such as the purchase of land and construction of stores and other facilities, and to finance the acquisition of inventory;

•	to finance acquisitions;

•	to repay long-term debt as it matures or to refinance debt of our subsidiaries;

•	to repay short-term borrowings that we have incurred to acquire other companies and assets;

•	to repay short-term borrowings that we have incurred to acquire our common stock pursuant to our share repurchase program;

•	to meet our other general working capital requirements; and

•	for general corporate purposes.

Before we apply the net proceeds of any sale of our debt securities to one or more of these uses, we may invest those net proceeds in short-term marketable securities.

We may incur from time to time additional debt other than through the offering of debt securities under this prospectus.

DESCRIPTION OF THE DEBT SECURITIES

We have summarized below certain material terms and conditions of the debt securities that we will offer and sell pursuant to this prospectus. The accompanying prospectus supplement describes other material terms and conditions of the particular debt securities of a series being offered and sold by means of this prospectus and that accompanying prospectus supplement. In addition, the terms and conditions of the debt securities of a particular series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the accompanying prospectus supplement. We may, but need not, describe any additional or different terms and conditions of such debt securities in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K to be filed with the SEC, the information in which would be incorporated by reference in the prospectus. We urge you to review all of our filings with the SEC that are incorporated by reference in this prospectus. See “Where You Can Find More Information” above regarding how you may obtain access to or copies of those filings.

We will issue the debt securities in one or more series under an indenture, dated as of July 19, 2005, between us and J.P. Morgan Trust Company, National Association, as the indenture trustee. The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the indenture. For a complete description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the accompanying prospectus supplement.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been or will be filed with the SEC in connection with the offering and is or will be incorporated by reference in the registration statement of which this prospectus forms a part. You may obtain a copy of the indenture and any form of debt security that has been filed in the manner described under “Where You Can Find More Information” above or by contacting the trustee.

General Terms

The debt securities of each series will constitute our senior, unsecured and unsubordinated debt obligations and will rank equally among themselves and with all of our existing and future senior, unsecured and unsubordinated debt obligations. Consequently, the holders of the debt securities of such series will have a right to payment equal to that of our other unsecured creditors.

The debt securities of each series will be issued in fully registered form without interest coupons. We currency anticipate that the debt securities of each series offered and sold pursuant to this prospectus will trade in book-entry form only, and will be issued in definitive (paper) form only as global debt securities to a depository as described under “Book-Entry Issuance.” Debt securities denominated in United States dollars will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. If the debt securities of a series are denominated in a foreign or composite currency, each prospectus supplement relating to those debt securities will specify the denomination or denominations in which those debt securities will be issued.

Unless previously redeemed or purchased and cancelled, we will repay the debt securities of each series at 100% of their principal amount together with accrued and unpaid interest thereon at maturity.

We may, without the consent of the holders of the debt securities of a series, issue additional debt securities ranking equally with and otherwise similar in all respects to the debt securities of that series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of that series previously offered and sold. No additional debt securities may be issued under the indenture if an event of default under the indenture has occurred.

The debt securities will not be convertible or exchangeable or subject to a sinking fund. Except as described below under “—Redemption upon Tax Event” and as may be otherwise specified in the prospectus supplement or supplements relating to the debt securities of a series, we will not have the right to redeem the debt securities of any series offered pursuant to this prospectus. The debt securities will be subject to defeasance as described below under “—Provisions of the Indenture—Legal Defeasance and Covenant Defeasance.”

Notices to holders of the debt securities of a series will be mailed to such holders. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication.

The terms and conditions of the debt securities of each series offered and sold pursuant to this prospectus, including, among other provisions, the covenants and events of default will differ from the terms and conditions of some other debt securities that we previously have offered and sold and that remain outstanding. For example, the debt securities issued pursuant to the indenture will not have the covenant restricting the grant of liens and cross-default event of default provisions that are contained in some of our outstanding debt securities.

The debt securities of each series will not be listed on any securities or stock exchange except as may be specified in the prospectus supplement or supplements relating to those debt securities.

The indenture is, and the debt securities of each series issued pursuant to the indenture will be, governed by the laws of the State of New York.

Interest and Interest Rates

General

In the prospectus supplement or supplements relating to the debt securities of a series being offered to you, we will designate the debt securities as either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the relevant prospectus supplement and as otherwise as described below and at maturity or, if earlier, the tax or other redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in such prospectus supplement. As used in the indenture, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

Fixed Rate Debt Securities

If a series of debt securities being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the prospectus supplement or supplements relating to those debt securities. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities. If the maturity date, the tax or other redemption date or an interest payment date is not a business day, we will pay principal, premium, if any, the redemption price, if any, and interest on the next business day, and no interest will accrue from and after maturity date, the tax or other redemption date or that interest payment date. Interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If a series of debt securities being offered will bear interest at a floating rate of interest, the debt securities of that series will bear interest during each relevant interest period at the rate determined as set forth in the prospectus supplement or supplements relating to those debt securities and as otherwise set forth below. Each floating rate debt security will have an interest rate basis or formula. Unless otherwise specified in the prospectus supplement or supplements relating to those securities, we will base that formula on the London Interbank Offered Rate (LIBOR) for the LIBOR Currency. The “LIBOR Currency” means the currency specified in the accompanying prospectus supplement as to which LIBOR will be calculated or, if no such currency is specified in the accompanying prospectus supplement, U.S. dollars. In the accompanying prospectus supplement, we indicate any spread or spread multiplier that will be applied in the interest rate formula to determine the interest rate applicable in any interest period. Interest will be computed on the basis of the actual number of days during the relevant interest period and a 360-day year.

The floating rate debt securities may have a maximum or minimum rate limitation. In no event, however, will the rate of interest on the notes be higher than the maximum rate of interest permitted by New York law as the that law may be modified by United States law of general application.

J.P. Morgan Trust Company, National Association, acts as the calculation agent for our floating rate debt securities and, in that capacity, will compute the interest accruing on the debt securities.

If any interest payment date for the debt securities of a series bearing interest at a floating rate based on LIBOR (other than the maturity date or the date of a tax or other redemption) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date which is a business day, unless that business day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. If the maturity date of such debt securities (or the date of a tax or other redemption, if earlier than the stated maturity date for those debt securities) falls on a day which is not a business day, then we will make the required payment of principal and interest on the following day which is a business day, as if it were made on the date the payment was due. Interest will not accrue as a result of this delayed payment.

The calculation agent will reset the rate of interest on the debt securities of a series bearing interest at a floating rate based on LIBOR on each interest payment date. If any of the interest reset dates for the debt securities is not a business day, that interest reset date will be postponed to the next succeeding business day, unless that day is in the next succeeding calendar month, in which case, the interest reset date will be the immediately preceding business day. The interest rate set for the debt securities on a particular interest reset date will remain in effect during the interest period commencing on that interest reset date. Each interest period will be the period from and including the interest reset date to but excluding the next interest reset date or until the maturity date of the debt securities, as the case may be.

The calculation agent will determine the interest rate applicable to the debt securities bearing interest at a floating rate based on LIBOR on the interest determination date, which will be the second London Business Day immediately preceding the interest reset date. The interest rate determined on an interest determination date will become effective on and as of the next interest reset date. The interest determination date for the interest period commencing on date of issuance of the debt securities is specified in the accompanying prospectus supplement. “London Business Day” means any day on which dealings in deposits in the LIBOR Currency are transacted in the London interbank market.

If the debt securities bear interest at a floating rate based on LIBOR, the calculation agent will determine LIBOR according to the following provisions:

•	The LIBOR Rate for the interest period will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the accompanying prospectus supplement commencing on the second London Business Day immediately following the interest determination date that appears on the page on Bridge Telerate, Inc. (or any successor service) (the “Telerate Page”) specified in the accompanying prospectus supplement for the purpose of displaying the London interbank offered rates of major banks as of 11:00 A.M., London time, on that interest determination date for the LIBOR Currency. The “Index Maturity” is the period to maturity of the debt securities with respect to which the related interest rate basis or formula will be calculated. For example, the Index Maturity could be one month, three months, six months or one year.

•	If the applicable LIBOR rate does not appear on the Telerate Page described above, or if that Telerate Page is unavailable, then the calculation agent will determine LIBOR as follows:

•

The calculation agent will select the principal London offices of four major banks in the London interbank market, and request each bank to provide its offered quotation for deposits in the LIBOR Currency having the applicable Index Maturity commencing on the second London Business Day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the interest determination date. Those quotes will be for deposits in a principal amount that is representative for a single transaction in the LIBOR

Currency in the market at that time, but which principal amount shall be no less than $1 million or its then equivalent in the LIBOR Currency if the LIBOR Currency is other than U.S. dollars. If at least two of those banks provide a quotation, the calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

•	If fewer than two of those banks provide a quotation, the calculation agent will request from three major banks in New York, New York at approximately 11:00 A.M., New York City time, on the interest determination date, quotations for loans having a term equal to the Index Maturity in LIBOR Currency to leading European banks, commencing on the second London Business Day immediately following the interest determination date. These quotes will be for loans in a principal amount that is representative for a single transaction in the market at that time, but which principal amount shall be no less than $1 million or its then equivalent in the LIBOR Currency if the LIBOR Currency is other than U.S. dollars. The calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

•	If none of the banks chosen by the calculation agent provides a quotation as discussed above, the rate of interest will be the interest rate in effect for the debt securities for the then current interest period.

All percentages resulting from any calculation will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. Dollar amounts used in any calculation will be founded to the nearest cent (with one-half cent being rounded upward).

The calculation agent will promptly notify the trustee of each determination of the interest rate. The calculation agent will also notify the trustee of the interest rate, the interest amount, the interest period and the interest payment date related to each interest reset date as soon as such information becomes available. The trustee will make such information available to the holders of the relevant debt securities upon request. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

So long as floating rate debt securities are outstanding, we will at all times maintain a calculation agent. We will appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to J.P. Morgan Trust Company, National Association or any of its successors in that capacity in the event that:

•	any acting calculation agent is unable or unwilling to act;

•	any acting calculation agent fails duly to establish the floating interest rate for a series of floating rate debt securities; or

•	we propose to remove the calculation agent.

Payment and Paying and Transfer Agent

We will make all payments of principal, premium, if any, redemption price, if any, and interest on the debt securities of each series being offered pursuant to this prospectus to the depository for the debt securities of a series, which may be one of The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as the operator of the Euroclear Clearance System (“Euroclear”), for so long as those debt securities remain in book-entry form. If definitive securities are issued as to the debt securities of any series, we will pay the principal, premium, if any, redemption price, if any and interest on those debt securities by wire transfer in accordance with the instructions given to us by the holders of those debt securities. All other payments with respect to definitive debt securities will be made at the office or agency of the paying agent within New York, New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

We will maintain an office or agency in the Borough of Manhattan, The City of New York, where debt securities of each series may be presented for registration of transfer or for exchange and an office or agency where such debt securities may be presented and surrendered for payment. J.P. Morgan Trust Company, National Association, the trustee under the indenture, will also be the registrar and paying agent for the debt securities of each series unless it resigns from such position or is otherwise replaced in such capacities as provided in the indenture. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

Same-Day Settlement

The debt securities will trade in the same-day funds settlement system in the United States until maturity. Purchases of debt securities in secondary market trading must be settled in immediately available funds. Secondary market trading in the debt securities between participants in Clearstream and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. See “Book-Entry Issuance.”

Payment of Additional Amounts

We will pay to the beneficial owner of any debt securities who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of principal and interest on such holder’s debt securities, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that beneficial owner by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such holder’s debt securities to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

(a) any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that beneficial owner, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States including, without limitation, that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or (2) the presentation of a debt security for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c) any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of that beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal or interest on such holder’s debt securities;

(e) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or interest on any debt securities if that payment can be made without withholding by any other paying agent;

(f) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the debt securities, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation with respect to our company within the meaning of the Code;

(h) any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to that European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts to any beneficial owner or holder of debt securities who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those debt securities.

As used in the preceding paragraph, “Non-U.S. Person” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Redemption upon Tax Event

The debt securities of a particular series may be redeemed at our option in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and additional amounts then payable with respect to such debt securities), if we determine that as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before the date of the prospectus supplement relating to the first offer and sale of debt securities of that series except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not such action or proposal was taken or made with respect to us, (A) we have or will become obligated to pay additional amounts as described under “—Payment of Additional Amounts” on any debt securities of that series or (B) there is a substantial possibility that we will be required to pay those additional amounts. Prior to the publication of any notice of such a redemption, we will deliver to the trustee (1) an officers’ certificate stating that we are entitled to effect such a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

Optional Redemption

Redemption at Our Option

If specified in the prospectus supplement or supplements relating to the debt securities of a series, we may elect to redeem all or part of the outstanding debt securities of that series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the trustee and the registrar of the redemption date and of the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of the series to be redeemed will be selected by the trustee by such method as the trustee deems fair and appropriate. The price at which any debt securities are to be redeemed will be as specified in or determined in accordance with the terms of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. Such notice will set forth: the date of redemption; the price at which the debt securities will be redeemed; if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities, maturing after the date of redemption, are to be surrendered for payment of the price at which such debt securities will be redeemed; and the CUSIP number and any Euroclear and the Clearstream reference numbers applicable to the debt securities to be redeemed.

At or prior to the opening of business on the date of redemption, we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the indenture) an amount of money sufficient to pay the aggregate redemption price of all of the debt securities or the part thereof to be redeemed on that date. On the date of redemption, the price at which the debt securities will be redeemed will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue on and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the price set for such redemption.

Any of the debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to you without service charge, new debt securities of the same series, containing identical terms and conditions, of any authorized denominations as requested by you, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the debt securities you surrender.

Redemption at the Holder’s Option

If specified in the prospectus supplement or supplements relating to the debt securities of a series, the holders of the debt securities will have the option to elect repayment of those debt securities by us prior to the stated maturity of the debt securities of that series at the time or times and subject to the conditions specified in each such prospectus supplement. If the holders of those debt securities have that option, the prospectus supplement or supplements relating to the debt securities of that series will specify the optional repayment date or dates on which the debt security may be repaid and the optional repayment price, or the method by which such price will be determined. The optional repayment price is the price at which, together with accrued interest to the optional repayment date, the debt security may be repaid at the holder’s option on each such optional repayment date.

Any tender of a debt security by the holder for repayment will be irrevocable. Any repayment option of a holder may be exercised by the holder of debt securities for less than the entire principal amount of the debt security, provided that the principal amount of the debt security remaining outstanding after repayment will be an authorized denomination. Upon such partial repayment, the debt securities will be canceled and new debt securities for the remaining principal amount will be issued in the name of the holder of the repaid debt securities.

If debt securities are represented by a global security as described under “Book-Entry Issuance,” the securities depository for the global security or its nominee will be the holder of the debt security and, therefore, will be the only entity that can exercise a right to repayment. In order to ensure that the depository or its nominee will timely exercise a right to repayment relating to a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant in the depository through which it holds an interest in the debt security to notify the depository of its desire to exercise a right to repayment by the appropriate cut-off time for notifying the participant. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a debt security in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the appropriate depository.

Provisions of the Indenture

The indenture, which is a contract between us and the trustee, sets forth certain terms and conditions not otherwise set forth in the debt securities of a series. The following discussion summarizes the material provisions of the indenture. We have filed the indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part, and we suggest that you read the indenture in its entirety. We are incorporating by reference the provisions of the indenture referred to by section numbers and summarized below. The following summary is qualified in its entirety by those provisions of each indenture.

General

The indenture does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. With respect to each particular series of debt securities that we offer by this prospectus, this prospectus and any prospectus supplement relating to debt securities of that series will describe the following terms of each series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	the maximum aggregate initial public offering price, if any, established for the debt securities of the series;

•	the date or dates on which the principal will be paid;

•	the index, formula or other method that we must use to determine the amount of payment of any premium and the conditions pursuant to which and the times at which any premium on the debt securities of the series will be paid;

•	the annual rate or rates, if any, which may be fixed or variable, at which the debt securities of the series shall bear interest, or the method or methods by which the rate or rates, if any, at which the debt securities of the series shall bear interest may be determined;

•	the date or dates from which interest, if any, shall accrue;

•	the dates on which any accrued interest shall be payable and the record dates for the interest payment dates;

•	the percentage of the principal amount at which the debt securities of the series will be issued, and if less than face amount, the portion of the principal amount that will be payable upon acceleration of those debt securities’ maturity or at the time of any prepayment of those debt securities or the method for determining that amount;

•	if we may prepay the debt securities of the series in whole or part, the terms of our prepayment right, the time or times at which any such prepayment may be made, whether the prepayment may be made in whole or may be made in part from time to time and the terms and conditions on which such prepayment may be made, including the obligation to pay any premium or any other make-whole amount in connection with any prepayment;

•	the offices or agencies where the debt securities of the series may be presented for registration of transfer or exchange;

•	the place or places where the principal of, premium, if any, and interest, if any, on debt securities of the series will be paid;

•	if we will have the right to redeem or repurchase the debt securities of the series, in whole or in part, at our option, the terms of our redemption or repurchase right, when those redemptions or repurchases may be made, the redemption or repurchase price or the method or methods for determining the redemption or repurchase price, and any other terms and conditions relating to any such redemption or repurchase by us;

•	if we will be obligated to redeem or repurchase the debt securities of the series in whole or part at any time pursuant to any sinking fund or analogous provisions or without the benefit of any sinking fund or analogous provisions, the terms of our redemption or repurchase obligation, including when and at whose option we will be obligated to redeem or repurchase the debt securities of the series, and the redemption or repurchase price or the method for determining the redemption or repurchase price;

•	if the debt securities of the series will be convertible into or exchangeable for any other of our securities, the terms of the conversion or exchange rights, including when the conversion or exchange right may be exercised, the conversion or exchange price or the ratio or ratios or method of determining the conversion or exchange price or ratios and any other terms and conditions, including anti-dilution terms, upon which conversion or exchange may occur;

•	the denominations in which we will issue debt securities of the series;

•	the currency in which we will pay principal, premium, if any, redemption price, if any, interest and other amounts owing with respect to the debt securities of the series, which may be U.S. dollars, a foreign currency or a composite currency;

•	any index, formula or other method that we must use to determine the amount of any payment of principal or interest on the debt securities of the series;

•	if we are required to pay any additional amounts, the terms of our obligation to pay additional amounts and under what conditions we will be required to pay such amounts;

•	whether the debt securities of the series will be issued in certificated or book-entry form;

•	any addition to, or change in, the events of default with respect to, or covenants relating to, the debt securities in the series;

•	whether the debt securities of the series will be subject to defeasance as provided in the indenture; and

•	any other specific terms and conditions of the series of debt securities.

(Section 3.01)

If we sell any series of debt securities for, that we may pay in, or that are denominated in, one or more foreign currencies, currency units or composite currencies, we will disclose any material applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and the relevant currencies, currency units or composite currencies in each prospectus supplement relating to that series.

We may offer and sell series of the debt securities as original issue discount securities, as securities bearing no interest, or as securities bearing interest at a rate that at the time of issuance is below market rates. We may also sell debt securities of a series at a substantial discount below their stated principal amount. We will describe the income tax consequences and other special considerations applicable to any such securities or sales in each prospectus supplement relating to that series.

Conversion or Exchange Rights

Debt securities offered by this prospectus may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. We will describe the terms and conditions of conversion or exchange and the income tax consequences and other special considerations applicable to any conversion or exchange in each prospectus supplement relating to that series. The terms and conditions relating to any conversion or exchange provisions will include, among others, the following:

•	the conversion or exchange price or prices, the conversion or exchange ratio or ratios or the method of determining the conversion or exchange price or prices or ratio or ratios;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Events of Default and Waiver

An event of default with respect to debt securities of a series issued will occur if:

•	we fail to pay interest on any outstanding debt securities of that series when it is due and payable and that failure continues for 30 days;

•	we fail to pay principal of, or premium, if any, on any outstanding debt securities of that series when it is due and payable;

•	we fail to perform or we breach any covenant or warranty in the indenture with respect to any outstanding debt securities of that series and that failure continues for 90 days after we receive written notice of that default;

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us; or

•	any other event occurs that is designated as an event of default with respect to the particular series of debt securities when that particular series of debt securities is established.

(Section 7.01)

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities issued under the indenture.

If an event of default with respect to any series of outstanding debt securities occurs and is continuing (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us), the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the outstanding debt securities of that series to be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to us occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all of the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. (Section 7.02)

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive an event of default resulting in acceleration of the debt securities of that series and rescind and annul that acceleration, but only if all other events of default with respect to the debt securities of that series have been remedied or waived and all payments due with respect to the debt securities of that series, other than those due as a result of acceleration, have been made. (Section 7.02) If an event of default occurs and is continuing with respect to the debt securities of a series, the trustee may, in its discretion, and will, at the written request of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture, proceed to protect the rights of the holders of the debt securities of that series. (Section 7.03; Section 7.12) The holders of a majority in aggregate principal amount of the debt securities of that series may waive any past default under the indenture and its consequences except a default in the payment of principal of, premium, if any, or interest on, those debt securities and any covenant or provision of the indenture that cannot be waived without the consent of each holder of debt securities of that series. Upon such a waiver, the default and any event of default arising out of the default will be deemed cured for all purposes of the debt securities of that series. (Section 7.13)

The indenture provides that upon the occurrence of an event of default arising out of our failure to pay interest when due on the debt securities of a series or our failure to pay the principal or premium, if any, on the debt securities of a series at their maturity, we will, upon the trustee’s demand, pay to the trustee for the benefit of the holders of the outstanding debt securities of that series, the whole amount then due and payable on the debt securities of that series for principal, premium, if any, and interest. The indenture also provides that if we fail to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts. (Section 7.03)

The indenture also provides that, notwithstanding any other provision of the indenture, the holder of any debt securities of a series will have the right to institute suit for the enforcement of any payment of principal of, and interest on, the debt securities of that series or any redemption price or repurchase price when due and that that right will not be impaired without the consent of that holder. (Section 7.08)

The trustee is required, within 90 days after the occurrence of a default with respect to the debt securities of a series, to give to the holders of the debt securities of that series notice of all uncured defaults with respect to the debt securities of that series known to it. However, except in the case of default in the payment of principal or interest on any of the debt securities of that series, the trustee will be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities of that series. The term “default,” for the purpose of this provision only, means the occurrence of any event that is or would become, after notice or the passage of time or both, an event of default with respect to that series. (Section 8.02)

We are required to file annually with the trustee a written statement as to the existence or non-existence of defaults under the indenture or any series of debt securities. (Section 5.05)

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of the obligations discharged with respect to the outstanding debt securities or as to any series thereof, except for:

•	the rights of holders of debt securities to receive payments of principal and interest from the trust referred to below when those payments are due;

•	our obligations respecting the debt securities concerning issuing temporary debt securities, registration of transfers of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for payments with respect to the debt securities being held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the provisions of the indenture relating to such a discharge of obligations.

We refer to a discharge of this type as “legal defeasance.” (Section 11.02)

In addition, other than our covenant to pay the amounts due and owing with respect to a series of debt securities, we may elect to have our obligations as the issuer of a series of debt securities released with respect to covenants relating to that series of debt securities. Thereafter, any failure to comply with those obligations will not constitute a default or event of default with respect to the debt securities of that series. If such a release of our covenants occurs, our failure to perform or our breach of the covenants or warranties defeased will no longer constitute an event of default with respect to those debt securities. We refer to a discharge of this type as “covenant defeasance.” (Section 11.03)

To exercise either of the rights we describe above, certain conditions must be met, including:

•	we must irrevocably deposit with the trustee, in trust for the debt security holders’ benefit, moneys in the currency in which the debt securities are denominated, securities issued by a government, governmental agency or central bank of the country in whose currency the debt securities are denominated, or a combination of cash and such securities, in amounts sufficient to pay the principal of and interest on all of the then outstanding debt securities to be affected by the defeasance at their stated maturity;

•	the trustee must receive an opinion of counsel confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that defeasance had not occurred, which opinion, only in the case of the legal defeasance of the debt securities of a series, will be based on a ruling of the Internal Revenue Service or a change in federal income tax law to that effect occurring after the date of the indenture;

•	no default or event of default exists on the date of such deposit, subject to certain exceptions; and

•	the trustee must receive an opinion of counsel to the effect that, after the ninety-first day following the deposit, the trust funds will not be part of any “estate” formed by the bankruptcy or reorganization of the party depositing those funds with the trustee or subject to the “automatic stay” under the United States Bankruptcy Code or, in the case of covenant defeasance, will be subject to a first priority lien in favor of the trustee for the benefit of the holders.

(Section 11.04)

Satisfaction and Discharge

If we so request, the indenture will cease to be of further effect, other than as to certain rights of registration of transfer or exchange of the debt securities, as provided for in the indenture, and the trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the indenture and the debt securities when:

•	either all the debt securities previously authenticated and delivered under the indenture, other than destroyed, lost or stolen securities that have been replaced or paid and debt securities that have been subject to defeasance, have been delivered to the trustee for cancellation; or

•	all of the securities issued under the indenture not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within 60 days or will become due and payable at redemption within 60 days under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and expense; and

•	in each of the foregoing cases, we have irrevocably deposited or caused to be deposited with the trustee in trust for the purpose, an amount sufficient to pay and discharge the entire indebtedness arising under the debt securities issued pursuant to the indenture not previously delivered to the trustee for cancellation, for principal and premium, if any, on and interest on those securities to the date of such deposit (in the case of debt securities that have become due and payable) or to the stated maturity of these securities or redemption date, as the case may be; and

•	we have paid or caused to be paid all sums payable under the indenture by us; and

•	no default or event of default then exists; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture and the securities issued under the indenture have been complied with.

(Section 11.08)

Modification of the Indenture

The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, modifications and alterations of the indenture may be made that affect the rights of the holders of such debt securities. However, no such modification or alteration may be made without the consent of each holder of debt securities affected if the modification or alteration would, among other things:

•	change the maturity of the principal of, or of any installment of interest on, any such debt securities, or reduce the principal amount of any such debt securities, or change the method of calculation of interest or the currency of payment of principal or interest on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such holder’s debt securities, or

•	reduce the above-stated percentage in principal amount of outstanding debt securities required to modify or alter the indenture.

(Section 9.02)

The trustee and we, without the consent of the holders of the debt securities, may execute a supplemental indenture to, among other things:

•	evidence the succession of another corporation to us and the successor’s assumption to our respective covenants with respect to the debt securities and the indenture;

•	add to our covenants further restrictions or conditions that our board of directors and the trustee consider to be for the protection of holders of all or any series of the debt securities and to make the occurrence of a default in any of those additional covenants, restrictions or conditions a default or an event of default under the indenture subject to certain limitations;

•	cure ambiguities or correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with another provision;

•	add additional events of default with respect to all or any series of the debt securities;

•	add to, change or eliminate any provision of the indenture provided that the addition, change or elimination will not affect any outstanding debt securities;

•	establish new series of debt securities and the form or terms of such series of debt securities and to provide for the issuance of securities of any series so established; and

•	evidence and provide for the acceptance of appointment of a successor trustee and to change the indenture as necessary to have more than one trustee under the indenture.

(Section 9.01)

Amalgamation, Consolidation, Merger or Sale of Assets

The indenture provides that we may, without the consent of the holders of any of the outstanding debt securities of any series, amalgamate, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

•	any successor to us assumes our obligations on the debt securities and under the indenture;

•	any successor to us must be an entity incorporated or organized under the laws of the United States;

•	after giving effect thereto, no event of default, as defined in the indenture, shall have occurred and be continuing; and

•	certain other conditions under the indenture are met.

Any such amalgamation, consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not constitute a default or event of default that would entitle holders of the debt securities or the trustee, on their behalf, to take any of the actions described above under “Events of Default and Waiver.” (Section 10.01; Section 10.02)

No Limitations on Additional Debt and Liens

The indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets.

Indenture Trustee

J.P. Morgan Trust Company, National Association, is the trustee under the indenture and will also be the registrar and paying agent for each series of debt securities offered and sold pursuant to this prospectus unless otherwise noted in the prospectus supplement relating to the debt securities of a particular series. The trustee is a national banking association with its principal offices in Los Angeles, California, although we anticipate that the trustee will administer the debt securities of each series issued under the indenture through its Chicago, Illinois, office.

The trustee has two main roles under the indenture. First, the trustee can enforce your rights against us if an event of default, as described above under “Events of Default and Waiver,” occurs. Second, the trustee performs certain administrative duties related to the debt securities of each series for us. The trustee is entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in principal amount of the debt securities may direct, with regard to that series, the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities, although the trustee may decline to act if that direction is contrary to law or if the trustee determines in good faith that the proceeding so directed would be illegal or would result in personal liability to it.

We have previously issued under the indenture, and there were outstanding at the date of this prospectus, an aggregate of $4.8 billion of our senior unsecured debt securities. J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A. or The First National Bank of Chicago) also serves as trustee under other indentures under which we have issued debt securities.

We expect to maintain commercial and investment banking relationships in the ordinary course of business with JPMorgan Chase Bank, National Association and J.P. Morgan Securities Inc., affiliates of J.P. Morgan Trust Company, National Association. J.P. Morgan Securities Inc. has been an underwriter of certain offerings of our debt securities in the past, and we anticipate that they may be an underwriter in future offerings of our debt securities.

BOOK-ENTRY ISSUANCE

Unless otherwise provided in the related prospectus supplement, the debt securities of each series offered by means of this prospectus will be issued in the form of one or more fully registered global debt securities, without coupons, each of which we refer to as a “global security.” Each such global security will be registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally the book-entry systems operated by DTC in the United States and by Euroclear and Clearstream in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate or other instrument representing the person’s interest in the global securities except as set forth herein under “—Definitive Debt Securities” or in the accompanying prospectus supplement. Unless and until definitive debt securities are issued, all references to actions by holders of debt securities issued in global form refer to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refer to payments and notices to DTC, its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered debt securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among these clearing systems through these links.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we nor the trustee or any registrar and transfer agent with respect to our debt securities of any series offered by means of this prospectus will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing DTC’s, Euroclear’s or Clearstream’s operations.

Unless otherwise specified in the prospectus supplement or supplements relating to the debt securities of a series, those debt securities in the form of one or more global securities will be registered in the name of DTC or a nominee of DTC. Where appropriate with respect to the debt securities of a series being offered and sold by means of this prospectus, links will be established among DTC, Euroclear and Clearstream to facilitate the initial issuance of any of those debt securities sold outside of the United States and cross-market transfers of those debt securities associated with secondary market trading. While the following information in this prospectus concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, we take no responsibility for the accuracy of that information.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as “direct DTC participants,” and to facilitate the clearance and settlement of securities transactions between direct DTC participants through electronic book-entry changes in accounts of the direct DTC participants, thereby eliminating the need for physical movement of certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants, both direct and indirect. When you purchase debt securities through the DTC system, the purchases must be made by or through a direct DTC participant, which will receive credit for the debt securities in its account on DTC’s records. When you actually purchase the debt securities, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect DTC participants’ records. DTC will have no knowledge of your individual ownership of the debt securities. DTC’s records will show only the identity of the direct DTC participants and the amount of the debt securities held by or through them.

You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these confirmations and account statements from the direct or indirect DTC participant through which you purchase the debt securities. The direct or indirect DTC participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the debt securities to the DTC nominee that is the registered holder of the debt securities. The trustee and we will treat DTC or its nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct or indirect DTC participants, which will then contact you as a beneficial holder.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between direct DTC participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and interest on the debt securities. Direct and indirect DTC participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

As DTC can only act on behalf of direct DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form in order to transfer or perfect a security interest in those securities. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the terms and conditions of the debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more of the direct DTC participants to whose accounts with DTC interests in the relevant debt securities are credited, and only in respect of the portion of the aggregate principal amount of the debt securities as to which that direct DTC participant or those direct DTC participants has or have given the direction. However, in certain circumstances described below, DTC will exchange the global securities held by it for certificated debt securities, which it will distribute to the direct DTC participants.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct DTC participants’ accounts on the payment date based on their holdings of the relevant securities. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such direct DTC participants by using an omnibus proxy. Consequently, those direct DTC participants should, in turn, make payments to and solicit votes from you, the ultimate owner of debt securities, based on their customary practices. Payments to you with respect to your beneficial interest in any debt securities will be the responsibility of the direct and indirect DTC participants and not of DTC, the trustee or our company.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled through Euroclear in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance System plc, a U.K. corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of

Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the debt securities offered by this prospectus or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the debt securities of a series, it will record the total ownership of any of the debt securities of the U.S. agent of Euroclear as a participant in DTC. When debt securities are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through an Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive debt securities against payment. After settlement, Euroclear will credit its participant’s account with the interest in the debt securities purchased. Credit for the debt securities will appear on the next day (European time).

In instances in which the debt securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending debt securities to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Euroclear participant wishes to transfer debt securities to a direct DTC participant, the seller will be required to send instructions to Euroclear through an Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these debt securities against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the debt securities through Euroclear on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the debt securities offered by means of this prospectus or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the debt securities of a series, it will record the total ownership of any of the debt securities of the U.S. agent of Clearstream as a participant in DTC. When debt securities are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive debt securities against payment. After settlement, Clearstream will credit its participant’s account with the interest in the debt securities. Credit for the debt securities will appear on the next day (European time).

In instances in which the debt securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending debt securities to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Clearstream participant wishes to transfer debt securities to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these debt securities against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

Definitive Debt Securities

Debt securities represented by one or more global securities will be exchangeable for definitive debt securities, that is, certificated debt securities, with the same terms in authorized denominations only if:

•	DTC, Euroclear or Clearstream, as the case may be, is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the debt securities.

If the global security is exchanged for definitive debt securities, the trustee will keep the registration books for the debt securities at its corporate office and follow customary practices and procedures regarding those certificated securities.

TAX CONSEQUENCES TO HOLDERS

Unless otherwise disclosed in the prospectus supplement relating to the debt securities of a particular series, the following is a discussion of material U.S. federal income tax consequences of the ownership of debt securities of each series offered by means of this prospectus for beneficial owners of debt securities that purchase the debt securities at their original issuance. Except where noted, this discussion deals only with debt securities held as capital assets and does not deal with special situations. For example, this discussion does not address:

•	tax consequences to beneficial owners of debt securities who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid federal income tax, insurance companies, or, in some cases, an expatriate of the United States or a nonresident alien individual who has made a valid election to be treated as a United States resident;

•	tax consequences to persons holding debt securities as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to beneficial owners of debt securities whose “functional currency” is not the U.S. dollar;

•	tax consequences to beneficial owners of debt securities that are “controlled foreign corporations” or “passive foreign investment companies”;

•	tax consequences to beneficial owners of debt securities that are “contingent payment debt instruments”;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the debt securities, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. If you are a partner of a partnership or an equity interest owner of another entity treated as a partnership holding any of the debt securities, you should consult your tax advisors.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion set forth below also assumes that all debt securities issued under this prospectus constitute debt for U.S. federal income tax purposes. If any debt securities do not constitute debt for U.S. federal income tax purposes, the tax consequences of ownership of such debt securities could differ materially from the tax consequences described herein. We will summarize any special United Stated federal tax considerations relevant to a particular issue of the debt securities in the applicable prospectus supplement or supplements.

You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to you if you are a United States holder of debt securities. Certain consequences to “non-United States holders” of debt securities are described under “—Consequences to Non-United States Holders” below.

“United States holder” means a beneficial owner of debt securities that is:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payments of Interest

Except as described below under “—Original Issue Discount,” interest on debt securities that you beneficially own will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. If we determine that a particular debt security will be an OID debt security, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

A debt security with an “issue price” that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If we determine that particular debt securities of a series will bear interest that is not qualified stated interest, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

If you own a debt security issued with “de minimis” OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus supplement or supplements and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest.

The amount of OID that you must include in income if you are the initial United States holder of an OID debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•	the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

This discussion does not address the tax rules applicable to debt securities with an indexed principal amount. If you are considering the purchase of floating rate OID debt securities or securities with indexed principal amounts, you should carefully examine the prospectus supplement or supplements relating to those debt securities, and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

You may elect to treat all interest on any debt securities as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service (the “IRS”). You should consult with your own tax advisors about this election.

Market Discount

If you purchase debt securities, other than OID debt securities, for an amount that is less than their stated redemption price at maturity, or, in the case of OID debt securities, their adjusted issue price, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, the debt securities as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt securities at the time of their payment or disposition. In addition, you may be required to defer, until the maturity of the debt securities or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt securities. You may elect, on a debt security-by-debt security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt securities, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium and Amortizable Bond Premium

If you purchase OID debt securities for an amount that is greater than their adjusted issue price but equal to or less than the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, you will be considered to have purchased those debt securities at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to those debt securities for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase debt securities (including OID debt securities) for an amount in excess of the sum of all amounts payable on those debt securities after the purchase date other than qualified stated interest, you will be considered to have purchased those debt securities at a “premium” and, if they are OID debt securities, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of those debt securities on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of debt securities that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of Debt Securities

Your tax basis in the debt securities that you beneficially own will, in general, be your cost for those debt securities increased by OID and market discount that you previously included in income, and reduced by any amortized premium and any cash payments received with respect to that debt security other than payments of qualified stated interest.

Upon your sale, exchange, retirement or other taxable disposition of the debt securities, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest that will be treated as a payment of interest for U.S. federal income tax purposes if not previously taken into income) and your adjusted tax basis in the debt securities. Except as described above with respect to market discount with respect to gain or loss attributable to changes in exchange rates as described below with respect to foreign currency debt securities, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Extendible Debt Securities, Renewable Debt Securities and Reset Debt Securities

If so specified in the prospectus supplement or supplements relating to the debt securities of a series, we or you may have the option to extend the maturity of those debt securities. In addition, we may have the option to reset the interest rate, the spread or the spread multiplier.

The United States federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities.

If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such exchange.

Original Issue Discount. The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we issue debt securities and have an option or combination of options to extend the term of those debt securities, we will be presumed to exercise such option or options in a manner that minimizes the yield on those debt securities. Conversely, if you are treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on those debt securities. If we exercise such option or options to extend the term of those debt securities, or your option to put does not occur (contrary to the assumptions made), then solely for purposes of the accrual of OID, those debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on the date.

You should carefully examine the prospectus supplement or supplements relating to any such debt securities, and should consult your own tax advisor regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

Foreign Currency Debt Securities

Payments of Interest. Except as described below under “—Original Issue Discount,” if you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

•	the last day of the accrual period,

•	the last day of the taxable year if the accrual period straddles your taxable year, or

•	on the date the interest payment is received if such date is within five days of the end of the accrual period.

Upon receipt of an interest payment on such debt securities (including, upon the sale of such debt securities, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the “spot rate” for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income you previously included in income with respect to such payment.

Original Issue Discount. OID on debt securities that are also foreign currency debt securities will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars, in the same manner as interest income accrued by a holder on the accrual basis as described above. You will recognize exchange gain or loss when OID is paid (including, upon the sale of such debt security, the receipt of proceeds which include amounts attributable to OID previously included in income) to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received). For these purposes, all receipts on a debt security will be viewed:

•	first, as the receipt of any stated interest payments called for under the terms of the debt security,

•	second, as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and

•	third, as the receipt of principal.

Market Discount and Bond Premium. The amount of market discount on foreign currency debt securities includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the foreign currency debt securities are retired or otherwise disposed of. If you have elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Bond premium on foreign currency debt securities will be computed in the applicable foreign currency. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the foreign currency debt securities.

If you elect not to amortize bond premium, you must translate the bond premium computed in the foreign currency into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, Exchange or Retirement. Upon the sale, exchange, retirement or other taxable disposition of foreign currency debt securities, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for federal income tax purposes) and your adjusted tax basis in the foreign currency debt securities. Your initial tax basis in foreign currency debt securities generally will be your U.S. dollar cost of those foreign currency debt securities. If you purchased foreign currency debt securities with foreign currency, your cost generally will be the U.S. dollar value of the foreign currency amount paid for such foreign currency debt securities determined at the time of such purchase. If your foreign currency debt securities are sold, exchanged or retired for an amount denominated in foreign currency, then your amount realized generally will be based on the spot rate of the foreign currency on the date of sale, exchange or retirement. If you are a cash method taxpayer and the foreign currency debt securities are traded on an established securities market, foreign currency paid or received is translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of foreign currency debt securities traded on an established securities market, provided that the election is applied consistently.

Subject to the foreign currency rules discussed below and application of the market discount rules, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the foreign currency debt securities have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by you on the sale, exchange or retirement of foreign currency debt securities would generally be treated as U.S. source gain or loss.

A portion of your gain or loss with respect to the principal amount of foreign currency debt securities may be treated as exchange gain or loss. Exchange gain or loss will be treated as ordinary income or loss and generally will be U.S. source gain or loss. For these purposes, the principal amount of the foreign currency debt securities are your purchase price for the foreign currency debt securities calculated in the foreign currency on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, exchange, retirement or other disposition of the foreign currency debt securities and (ii) the U.S. dollar value of the principal amount determined on the date you purchased the foreign currency debt securities. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the foreign currency debt securities.

Exchange Gain or Loss with Respect to Foreign Currency. Your tax basis in the foreign currency received as interest on foreign currency debt securities will be the U.S. dollar value thereof at the spot rate in effect on the date the foreign currency is received. Your tax basis in foreign currency received on the sale, exchange or retirement of foreign currency debt securities will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, exchange or retirement. As discussed above, if the foreign currency debt securities are traded on an established securities market, a cash basis United States holder (or, upon election, an accrual basis United States holder) will determine the U.S. dollar value of the foreign currency by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale, exchange or retirement. Accordingly, your basis in the foreign currency received would be equal to the spot rate of exchange on the settlement date.

Any gain or loss recognized by you on a sale, exchange or other disposition of the foreign currency will be ordinary income or loss and generally will be United States source gain or loss.

Reportable Transactions. Treasury regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency debt securities to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of foreign currency debt securities, you should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in those debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium, if any, redemption price, if any, OID, if any, interest and other amounts paid to you on the debt securities and to the proceeds of sales of the debt securities made to you unless you are an exempt recipient (such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-United States holder of debt securities. A non-United States holder is a beneficial owner of debt securities who is not a United States holder (as defined above) and is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal of and, under the “portfolio interest” rule, interest, including OID, on the debt securities, provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the related U.S. Treasury regulations; and

•	(1) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your debt securities through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-United States holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of premium, if any, and interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax (which will be deducted from such interest payments by the paying agent), unless you provide us with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty; or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States as discussed below.

Special certification rules apply to non-United States holders that are pass-through entities rather than corporations or individuals. The 30% U.S. federal withholding tax generally will not apply to any payment of principal that you realize on the sale, exchange, retirement or other taxable disposition of any of the debt securities.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and premium, if any, and interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that premium, if any, and interest, including OID, on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, premium, if any, and interest, including OID, on debt securities will be included in your earnings and profits.

Any gain realized on the disposition of debt securities generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above under “—U.S. Federal Withholding Tax,” without regard to the certification requirement described in the sixth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest, including OID, on the debt securities paid to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-United States holder as described above and provided that neither we nor any of our paying agents has actual knowledge or reason to know that you are a United States holder (as described above).

In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of debt securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The above discussion of “Certain U.S. Federal Income Tax Consequences to Holders” is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, or disposition of the debt securities. Prospective purchasers of the debt securities should consult their own tax advisers concerning the tax consequences of their particular situations.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby:

•	directly to purchasers;

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	through a combination of any of those methods of sale.

We may effect the distribution of the debt securities from time to time in one or more transactions as follows:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

We will bear all costs, fees and expenses incurred in connection with the registration of the offering of securities under this prospectus.

Underwritten Offerings

We may offer these debt securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the prospectus supplement relating to a particular offering of debt securities, the obligations of the underwriters to purchase the debt securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the debt securities offered if any of the debt securities are purchased.

If we use an underwriter or underwriters in the sales of particular debt securities, we will execute an underwriting agreement with those underwriters at the time of sale of those debt securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters, in conjunction with this prospectus to resell those debt securities. The compensation of any underwriters will also be set forth in such prospectus supplement. Underwriters may sell the debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any underwriter of debt securities will be an “underwriter,” as defined in the Securities Act of 1933, in connection with the debt securities offered through or by such underwriter. Any discounts or commissions the underwriters receive and any profit they realize on their resale of the debt securities they acquire in any underwritten offering will be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Underwriters of our debt securities and one or more of their respective affiliates may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

Dealers, Agents and Direct Sales

We may solicit offers to purchase debt securities of one or more series directly from one or more institutional investors. Offers to purchase debt securities of one or more series may also be solicited by agents designated by us from time to time. Sales of debt securities in such instances may be at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agents involved in the offer or sale of debt securities will be named, and any commissions payable by us to those agents, will be set forth in the prospectus supplement relating to the offering of those debt securities.

If dealers are utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell those debt securities to those dealers as principals. The dealers may then resell those debt securities to the public at varying prices to be determined by that dealer at the time of resale. Dealers may receive compensation in the form of discounts, concessions or commission from the underwriters and/or commission from purchasers for whom they may act as agents. The applicable prospectus supplement or supplements relating to those debt securities sold by such dealers will include any required information about the compensation received by such dealers in connection with any such offer and sale of our debt securities, including any discounts, commissions, or concessions underwriters allow to participating dealers in connection with an underwritten offering of our debt securities.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the debt securities offered by means of this prospectus, if the accompanying prospectus supplement relating to such offering so indicates. Such offers and sales will be made pursuant to a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents in any such remarketing of debt securities. If there is a remarketing arrangement with respect to the particular debt securities described in a prospectus supplement, that prospectus supplement will identify any such remarketing firm and the terms of its agreement, if any, with us and describes the remarketing firm’s compensation.

Any dealers, agents and remarketing firms named in a prospectus supplement relating to the offer and sale or remarketing of our debt securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the debt securities offered thereby. Any discounts, commissions, concessions or other compensation they receive from us or other sources in connection with any such transaction in our debt securities and any profit they realize on their resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Dealers, agents and remarketing agents through whom any of the debt securities are offered or remarketed or one or more of their respective affiliates may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

Indemnification

We may agree to indemnify the underwriters, dealers, agents and remarketing firms under underwriting or other agreements entered into in connection with the offer and sale of debt securities against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that those underwriters, dealers, agents and other persons are required to make relating to those liabilities.

Stabilization and Other Matters

In order to facilitate the offering of the debt securities, an underwriter of the debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of these debt securities or any other debt securities the prices of which may be used to determine payments on these debt securities. Specifically, an underwriter may over-allot debt securities, that is, sell more securities than it is obligated to purchase, in connection with the offering, creating a short position in the debt securities for its own account. In addition, to cover over-allotments or to stabilize the price of the debt securities or of any other debt securities, an underwriter may bid for, and purchase, the debt securities or any other debt securities in the open market. In any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering, if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels or retard a decline in the market price of the debt securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Market for Debt Securities

Except for debt securities issued in connection with a reopening of a previous series, each series of debt securities will be a new issue of the debt securities and will have no established trading market. Any underwriters to whom any of the debt securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities offered in any particular offering may or may not be listed on a securities exchange. We cannot assure you that there will be a market for any of the debt securities offered and sold under this prospectus.

Restrictions on Resale

The accompanying prospectus supplement may set forth restrictions or limitations, or refer to applicable laws or regulations, relating to offers or sales of the debt securities or the distribution of this prospectus and the accompanying prospectus supplement in specified jurisdictions outside the United States.

Electronic Distribution

This prospectus and any accompanying prospectus supplement may be made available in electronic format on the Internet sites of, or through online services maintained by, any of the underwriters, dealers, agents and selling group members participating in connection with any offering or by one or more of their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent or selling group member, prospective investors may be allowed to place orders online. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than this prospectus and accompanying prospectus supplement or supplements in electronic format and any electronic road show, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, dealers, agents or any selling group member in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

If specified in the prospectus supplement relating to any underwritten offering of the debt securities of a series, one or more of the underwriters with respect to those debt securities may make the debt securities available for distribution on the Internet through a proprietary web site or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. provides the system as a conduit for communications between underwriters and their customers and will not be a party to any transaction in the debt securities. Market Axess Inc., a registered broker-dealer, will receive compensation from any underwriters making use of its facilities based on transactions those underwriters conduct through Market Axess Inc.’s systems. The underwriters are anticipated to make debt securities available to their customers through Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

Trading Prior to Settlement

The underwriters expect to deliver the notes against payment therefor on or about the date specified on the cover page of the prospectus supplement used along with this prospectus to offer and sell the debt securities being offered to you. That date may be between the third and tenth business day following the date of that prospectus supplement. Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the settlement date is later than the third business day following the date of that prospectus supplement, any purchaser who wishes to trade the debt securities on the date of that prospectus supplement or on the subsequent days prior to the settlement date, will be required, by virtue of the fact that the sale of the debt securities initially will settle on such later business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

LEGAL MATTERS

Unless otherwise specified in the accompanying prospectus supplement, Andrews Kurth LLP, Dallas, Texas, will act as our counsel and provide an opinion for us regarding the validity of the debt securities and Simpson Thacher & Bartlett LLP, New York, New York, will act as counsel to the underwriters in any underwritten offer of the debt securities and will pass on the validity of the debt securities for the underwriters.

EXPERTS

The consolidated financial statements of Wal-Mart Stores, Inc. incorporated by reference in Wal-Mart Stores, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 and Wal-Mart’s Stores, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2005 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are, and audited financial statements and Wal-Mart Stores, Inc. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments, to the extent covered by consents filed with the Securities and Exchange Commission, given on the authority of such firm as experts in accounting and auditing.

PRINCIPAL EXECUTIVE OFFICES OF WAL-MART STORES, INC.

Wal-Mart Stores, Inc.

702 Southwest 8th Street

Bentonville, Arkansas 72716

U.S.A.

TRUSTEE, REGISTRAR, U.S. PAYING AGENT AND U.S. TRANSFER AGENT

The Bank of New York Trust Company, N.A.

227 West Monroe, 26th Floor

Chicago, Illinois 60606

U.S.A.

LONDON PAYING AGENT AND TRANSFER AGENT

The Bank of New York

One Canada Square

London, E14 5AL

England

IRISH PAYING AGENT AND TRANSFER AGENT

AIB/BNY Fund Management Ireland Limited

Guild House, Guild Street

IFSC

Dublin 1

Ireland

IRISH LISTING AGENT

Arthur Cox Listing Services Limited

Earlsfort Centre, Earlsfort Terrace

Dublin 2

Ireland

LEGAL ADVISERS

To the Company as to United States law	To the Company as to Irish law
Andrews Kurth LLP 1717 Main Street Suite 3700 Dallas, Texas 75201 U.S.A.	Arthur Cox Earlsfort Centre, Earlsfort Terrace Dublin 2 Ireland

To the Underwriters

as to United States law

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

U.S.A.

INDEPENDENT AUDITORS

Ernst & Young LLP

Independent Registered Public Accounting Firm

5414 Pinnacle Point, Suite 102

Rogers, Arkansas 72758

U.S.A.

£1,000,000,000

Wal-Mart Stores, Inc.

4.875% Notes Due 2039

PROSPECTUS SUPPLEMENT

DECEMBER 12, 2006

Goldman Sachs International

Citigroup

Morgan Stanley

Barclays Capital                  Deutsche Bank                  The Royal Bank of Scotland